EXECUTION VERSION

PURCHASE AND SALE AGREEMENT
by and between
ALLY FINANCIAL INC.
and
ROYAL BANK OF CANADA
Dated as of October 23, 2012

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ARTICLE I
DEFINITIONS AND TERMS

Section 1.1	Certain Definitions	1
Section 1.2	Interpretation	13
ARTICLE II
SALE AND PURCHASE OF THE TARGET EQUITY INTERESTS
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT

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(continued)

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
ARTICLE V
COVENANTS
ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1	Conditions to Each Party's Obligations	58
Section 6.2	Conditions to Obligations of Purchaser	58
Section 6.3	Conditions to Obligations of Parent	59

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(continued)

ARTICLE VII
TAX MATTERS

ARTICLE VIII
SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

ARTICLE IX
TERMINATION

Section 9.1	Termination	73
Section 9.2	Notice of Termination	74
Section 9.3	Effect of Termination	74
Section 9.4	Additional Rights and Remedies	74

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(continued)

ARTICLE X
MISCELLANEOUS

Schedules and Exhibits

Schedule A	Target Companies
Schedule B	Jurisdiction-Specific Closing Deliverables
Schedule C	Reference Closing Statement

Exhibit 1	Form of Transition Services Agreement
Exhibit 2	Form of Transitional Trademark License Agreement

Disclosure Letters

Parent’s Disclosure Letter
Purchaser’s Disclosure Letter

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PURCHASE AND SALE AGREEMENT, dated as of October 23, 2012 (the “Agreement”), by and between Ally Financial Inc., a corporation organized under the laws of the state of Delaware (“Parent”), and Royal Bank of Canada, a Schedule I bank existing under the Bank Act (“Purchaser”).
RECITALS
WHEREAS, Parent, directly or indirectly through the other Sellers (as defined below), owns all of the Target Equity Interests (as defined below) issued by the Target Companies (as defined below); and
WHEREAS, on the terms and conditions set forth herein, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from each Seller, all of each Seller’s rights in the Target Equity Interests.
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
Article I
DEFINITIONS AND TERMS
Section 1.1    Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:
“Accounting Expert” has the meaning set forth in Section 2.3(c).
“Action” means any civil, criminal or administrative action, suit, demand, claim, case, litigation, arbitration, opposition, objection, cancellation, inquiry, hearing, dispute, investigation or other proceeding.
“Adjustment Amount” means an amount equal to the absolute value of (i) the Estimated Net Asset Value minus (ii) the Final Net Asset Value.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person; provided that neither the U.S. Treasury nor any Person under common Control with Parent as a result of the ownership of Equity Interests in Parent by the U.S. Treasury shall constitute an Affiliate of Parent.
“Agreement” has the meaning set forth in the Preamble.
“ARC” means an advance ruling certificate pursuant to section 102 of the Competition Act.
“Bank Act” means the Bank Act (Canada).

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“Business Combination” has the meaning set forth in Section 5.14(b)(vii).
“Business Day” means any day other than a Saturday, Sunday or a day on which banks located in New York, New York, Toronto, Ontario or, to the extent relating to the transfer of Target Equity Interests in any of the jurisdictions listed on Schedule B, such jurisdiction, are authorized or required by Law to be closed.
“Canadian Target Companies” means all Target Companies that are resident in Canada for purposes of the Tax Act.
“Cap” has the meaning set forth in Section 8.2(b).
“Closing” has the meaning set forth in Section 2.5.
“Closing Date” means the date on which the Closing occurs.
“Closing Payment” means an amount equal to the sum of (i) the Premium and (ii) the Estimated Net Asset Value.
“Code” means the Internal Revenue Code of 1986.
“Commissioner” means the Commissioner of Competition, appointed pursuant to the Competition Act, or her or his designated representative.
“Company Material Adverse Effect” means any change, effect, event or occurrence that, either individually or in the aggregate with any other change, effect, event or occurrence, (i) has or is reasonably likely to have a material and adverse effect on the business, assets, condition (financial or otherwise) or the results of operations of the Target Companies, taken as a whole, or (ii) would be reasonably likely to prevent or materially impair the ability of Parent or any of its Affiliates to perform their respective obligations under the Transaction Documents or to consummate the transactions contemplated thereby in a timely manner; provided that, in the case of clause (i) only, none of the following (or the results thereof), either alone or in combination with any other changes, effects, events or occurrences, shall constitute or contribute to a Company Material Adverse Effect: (a) any change in applicable accounting principles or any adoption, proposal, implementation or change in Law (including any Law in respect of Taxes) or any interpretation thereof by any Government Authority; (b) any change in global, national or regional political conditions (including protests, strikes, riots, acts of terrorism or war) or in general global, national or regional economic, business, regulatory, political or market conditions or in national or global financial or capital markets (including any such conditions or markets in Canada or the United States); (c) any change generally affecting the industries or market sectors in the geographic regions in which one or more of the Target Companies operate; (d) any change resulting from or arising out of hurricanes, earthquakes, floods, or other natural disasters; (e) the negotiation, execution, announcement or performance of the Transaction Documents or consummation of the transactions contemplated thereby; (f) the failure of one or more of the Target Companies to meet any internal or public projections, forecasts or estimates of performance, revenues or earnings (it being understood that

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the facts and circumstances contributing to such failure may constitute or contribute to a Company Material Adverse Effect); (g) any actions (or the effects of any action) taken (or omitted to be taken) upon the written request or instruction of, or with the written consent of, Purchaser, consistent with the terms hereof, to consummate the transactions contemplated hereby; or (h) any action (or the effects of any action) taken (or omitted to be taken) by the Target Companies as required pursuant to this Agreement; except in the cases of clauses (a), (b), (c) and (d) to the extent such change (or any results thereof) has a materially disproportionate effect on the Target Companies, taken as a whole, compared with other Persons operating in the industries and jurisdictions in which the Target Companies operate.
“Company Trademarks” means those trademarks listed on Section 1.01(a) of Parent’s Disclosure Letter.
“Competing Person” has the meaning set forth in Section 5.14(b)(v).
“Competition Act” means the Competition Act (Canada) and the regulations promulgated thereunder, as amended from time to time.
“Competition Act Approval” means (a) the issuance of an ARC by the Commissioner with respect to the transactions contemplated by this Agreement and such ARC has not been withdrawn or (b) that (i) the applicable waiting period under section 123 of the Competition Act shall have expired, waived or been terminated, or the Commissioner shall have waived the obligation to notify and supply information under section 113(c) of the Competition Act because substantially similar information was previously supplied in relation to a request for an ARC; and (ii) unless waived by Purchaser, Purchaser shall have been advised in writing by the Commissioner that the Commissioner does not at that time intend to make an application for an order under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement, and any terms and conditions attached to any such advice shall be acceptable to Purchaser acting reasonably, and such advice has not been withdrawn.
“Confidential Information” means, with respect to either Party or any of its respective Affiliates, any information disclosed to such Party by the other Party or any of the other Party’s respective Affiliates that relates to (i) the provisions of any Transaction Document or any agreement entered into pursuant to any Transaction Document, (ii) the negotiations relating to any Transaction Document (or any such other agreement), (iii) any information relating to the business, financial or other affairs (including future plans, financial targets, trade secrets and know-how) of such other Party or such other Party’s Affiliates, or (iv) any information of the other Party or such other Party’s Affiliates provided in a manner which reasonably indicates the confidential or proprietary nature of such information. With respect to Purchaser and its Affiliates, Confidential Information includes all Evaluation Material (as such term is defined in the Confidentiality Agreement).
“Confidentiality Agreement” means the letter agreement, dated as of July 10, 2012, between Parent and Purchaser.

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“Constituent Documents” means, with respect to any corporation, its charter, articles and by-laws; with respect to any partnership, its certificate of partnership and partnership agreement; with respect to any limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to each other Person, its comparable constitutional instruments or documents (and, in each case, such similar instruments or documents as applicable under a relevant jurisdiction).
“Continuing Employees” has the meaning set forth in Section 5.11(a).
“Contract” means any written contract, agreement, undertaking, indenture, lease or other written instrument of any kind to which any Target Company is a party or by which it or any of its assets or properties is bound but shall exclude any Target Company Benefit Plan.
“Control” means, with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.
“Corresponding Derivative” means, with respect to any Transferred Derivative, the Derivative Transaction set forth in Item 32 of Section 3.18 of Parent’s Disclosure Letter that has the same Ally internal Swap ID as such Transferred Derivative.
“Deductible” has the meaning set forth in Section 8.2(b).
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indices, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
“Disclosing Party” has the meaning set forth in Section 5.6(b).
“Disclosure Letter” means, with respect to either Party, a letter delivered by such Party to the other Party contemporaneously with the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations, warranties or covenants of such Party contained in this Agreement; provided that the mere inclusion of an item in a Disclosure Letter as an exception to a representation, warranty or covenant shall not be deemed an admission by the disclosing Party that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is reasonably likely or expected to result in a Company Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable;

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provided, further, that a disclosure in any section of such Party’s Disclosure Letter shall be deemed to be a disclosure for all other sections of such Party’s Disclosure Letter in respect of which it is reasonably apparent that such disclosure is applicable, whether or not repeated or cross-referenced in such other section.
“Distribution” has the meaning set forth in Section 5.15.
“Encumbrance” means any mortgage, deed of trust, easement, pledge, hypothecation, assignment, security interest, restriction, option, equity interest, preference, participation interest, claim, lien, or encumbrance; provided, however, that no Encumbrance shall be deemed to be created by this Agreement or any other Transaction Document.
“Environmental Law” means all Laws concerning the protection of the environment, or the use, handling, release or disposal of any hazardous substance.
“Equity Interest” means, with respect to any Person, any type of equity ownership in such Person, including partnership interests in a general partnership or limited partnership, membership interests in a limited liability company, shares of capital stock of a corporation or any other interest entitling the holder thereof to participate in distributions, including of the income or profits of such Person, to vote for the governing body of such Person or otherwise granting any similar ownership interest in such Person.
“Estimated Closing Statement” means a statement prepared in accordance with IFRS consistently applied and using the same methodology used to prepare the Reference Closing Statement, setting forth Parent’s good faith estimate of the Net Asset Value as of the Closing Date.
“Estimated Net Asset Value” means the estimated Net Asset Value as of the Closing Date as shown on the Estimated Closing Statement.
“Excess Tax Receivables” means the amount, if any, by which the excess Taxes that were paid by the Target Companies prior to the Closing that are expected to be refunded by the relevant Government Authority post-Closing exceed the Tax Receivables.
“Excluded Employees” means all employees employed by Motors Insurance Corporation immediately prior to the Closing Date who participate in Target Company Benefit Plans.
“Excluded Employees Benefit Plans” has the meaning set forth in Section 5.11(f).
“Excluded Employees Benefit Transition Date” has the meaning set forth in Section 5.11(f).
“Extensions of Credit” has the meaning set forth in Section 3.25(a).
“Final Closing Statement” means a statement prepared in accordance with IFRS consistently applied and using the same methodology used to prepare the Estimated Closing Statement and the Reference Closing Statement, setting forth the Net Asset Value as of the Closing Date.

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“Final Net Asset Value” means the Net Asset Value as of the Closing Date as shown on the Final Closing Statement.
“Final Net Asset Value Adjustment” means an amount (which may be negative) equal to (i) the Final Net Asset Value minus (ii) the Estimated Net Asset Value.
“Government Authority” means any foreign or domestic, federal, provincial, state, county, city or local legislative, administrative or regulatory authority, agency, bureau, court, tribunal, body or other governmental or quasi-governmental entity with competent jurisdiction, including any supranational body and any self-regulatory authority or organization.
“Government Order” means any order, writ, judgment, injunction, approval, decree, declaration, stipulation, determination, agreement or award entered by or with any Government Authority.
“IFRS” means International Financial Reporting Standards, as promulgated by the International Accounting Standards Board.
“Indebtedness” of any Person means: (a) all liabilities of such Person for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (b) all liabilities of such Person for the deferred purchase price of property or services, which are, and to the extent, required to be classified and accounted for under IFRS as liabilities; (c) all liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under IFRS as capital leases; and (d) all liabilities of such Person as obligor or guarantor of, or for the reimbursement of any obligor on any letter of credit or similar credit transaction securing, obligations of a type described in clause (a), (b) or (c) above to the extent of the obligation secured.
“Indemnified Person” has the meaning set forth in Section 8.4(a).
“Indemnifying Person” has the meaning set forth in Section 8.4(a).
“Insurance Policies” has the meaning set forth in Section 3.17.
“Intellectual Property” means, in any and all jurisdictions throughout the world, any (i) trademarks, service marks, Internet domain names, trade dress and trade names, registrations and applications for registration of the foregoing, and the goodwill associated therewith and symbolized thereby, (ii) patents and patent applications, (iii) confidential and proprietary information, including trade secrets and know-how and (iv) copyrights (including copyrights in computer software and Internet websites) and registrations and applications for registration of the foregoing.
“IP User” has the meaning set forth in Section 5.9(c).

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“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and other information technology equipment, and associated documentation.
“Knowledge” means, (i) with respect to Parent, the actual knowledge, after reasonable inquiry, of any of the officers listed in Section 1.01(b) of Parent’s Disclosure Letter, and (ii) with respect to Purchaser, the actual knowledge, after reasonable inquiry, of any of the officers listed in Section 1.01(b) of Purchaser’s Disclosure Letter.
“Law” means any domestic or foreign law (including common law), statute, ordinance, rule, regulation, code, order, judgment, injunction, decree, directive, policy, guideline, ruling, approval, decree or other requirement or rule of law enacted, issued, promulgated, enforced or entered by a Government Authority.
“Liabilities” means any debt, liability or obligation, whether asserted or unasserted, determined or determinable, absolute or contingent, accrued or unaccrued and whether due or to become due.
“Losses” means any damages, losses, claims, demands, actions, suits, proceedings, payments, liabilities, charges, interest, fines, judgments, penalties, Taxes and out-of-pocket costs and expenses (including reasonable outside legal fees).
“Mortgage Sale Agreements” has the meaning set forth in Section 3.26.
“Net Asset Value” means, as of any given date, the aggregate amount (in Dollars) of the assets and property of the Target Companies minus the aggregate amount of the Liabilities of the Target Companies, in each case that are required to be set forth on a balance sheet of each respective Target Company prepared in accordance with IFRS, and minus the amount of the Excess Tax Receivables. Notwithstanding the foregoing, Net Asset Value shall not give effect to purchase accounting or any other adjustments relating to the sale of the Target Equity Interests contemplated by this Agreement or the conduct by Purchaser following Closing of the business operated by the Target Companies.
“New Holdco” means the newly formed, wholly owned Subsidiary of GMAC DDA B.V. that is either (i) a limited partnership organized under the Laws of Ontario (together with a general partner that is also a wholly owned Subsidiary of GMAC DDA B.V. and is a limited liability company organized under the Laws of Delaware), (ii) a limited liability company organized under the Laws of Delaware or (iii) such other entity as may be agreed to by the Parties in writing prior to the Closing, and to which all of GMAC DDA B.V.’s Equity Interests in Ally Credit Canada Limited are contributed.
“Non-Compete Term” has the meaning set forth in Section 5.14(a).
“Notice” has the meaning set forth in Section 10.1(a).
“Old Plans” has the meaning set forth in Section 5.11(b).

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“OSFI” means the Office of the Superintendent of Financial Institutions Canada.
“Outside Date” means July 23, 2013.
“Outstanding” means, with respect to Equity Interests of a Person, those Equity Interests that are issued and outstanding at a particular time.
“Parent” has the meaning set forth in the Preamble.
“Parent Fundamental Representations” means Section 3.1(a) (Organization), Section 3.1(b) (Corporate Authorization), Section 3.1(c) (Binding Effect), Section 3.2 (Equity Interests of the Target Companies) and Section 3.20 (Finder’s Fees).
“Parent Guarantees” has the meaning set forth in Section 5.12(b).
“Parent Plans” has the meaning set forth in Section 3.9(a).
“Parent Required Governmental Approvals” has the meaning set forth in Section 3.7.
“Parent Trademarks” means those trademarks listed on Section 1.01(c) of Parent’s Disclosure Letter.
“Parties” means Parent and Purchaser.
“Pension Plan” has the meaning set forth in Section 5.11(d).
“Permits” means licenses, permits, certificates, registrations and other authorizations and approvals that are issued by or obtained from any Government Authority.
“Permitted Encumbrances” means (i) Encumbrances for Taxes, assessments or governmental charges or levies not yet due and payable, or which although delinquent can be paid without penalty, or are being contested in good faith by appropriate proceedings, (ii) Encumbrances resulting from a precautionary filing by a lessor with respect to a lease, (iii) Encumbrances imposed by Law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings, (iv) purchase money security interests for the purchase or leasing of office equipment, computers, vehicles and other items of tangible personal property, (v) in the case of real property, zoning, building, subdivision, environmental, entitlement or other land use regulations, (vi) in the case of real property, easements, quasi-easements, encumbrances, licenses, covenants, rights-of-way, rights of re-entry or other restrictions and similar agreements, conditions or restrictions or Encumbrances that would be shown by a current title report or other similar report or listing or by a current survey or physical inspection and which do not materially interfere with, or materially impair the use of, the property or assets subject thereto, and (vii) any other Encumbrances which do not impede the ownership, operation or value of the Target Companies, taken as a whole, in any material respect.

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“Person” means any individual, bank, corporation, general or limited partnership, association, limited liability company, business trust, unincorporated organization or similar organization, whether domestic or foreign, or any Government Authority.
“Pre-Closing Period” means each taxable period that ends as of or before the Closing and, in the case of a taxable period beginning on or before and ending after the Closing, the portion of such period through the end of the Closing.
“Pre-Closing Returns” has the meaning set forth in Section 7.1.
“Premium” means $614,000,000.
“Previous Canadian GAAP” means Canadian generally accepted accounting principles in effect as of dates, and for periods ended, prior to January 1, 2011.
“Process Agent” has the meaning set forth in Section 10.6(c).
“Purchase Price” has the meaning set forth in Section 2.2(a).
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Benefit Plans” has the meaning set forth in Section 5.11(a).
“Purchaser Fundamental Representations” means Section 4.1(a) (Organization), Section 4.1(b) (Corporate Authorization), Section 4.1(c) (Binding Effect), Section 4.4 (Finder’s Fees) and Section 4.6 (Securities Law Compliance).
“Purchaser Material Adverse Effect” means, as of any particular date, any change, effect, event or occurrence that, individually or when considered in the aggregate with any other change, effect, event or occurrence, materially and adversely impairs the ability of Purchaser or any of Purchaser’s Affiliates to perform its obligations under any of the Transaction Documents or to consummate the transactions contemplated thereby in a timely manner.
“Purchaser Required Governmental Approvals” has the meaning set forth in Section 4.3.
“Receipt Date” has the meaning set forth in Section 8.4(f).
“Receiving Party” has the meaning set forth in Section 5.6(b).
“Reference Closing Statement” means the statement attached as Schedule C.
“Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Government Authority or Internet domain name registrar.
“Related Party” has the meaning set forth in Section 3.18.
“Related Party Contract” has the meaning set forth in Section 3.18.

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“Replacement Pension Plan” has the meaning set forth in Section 5.11(f).
“Representatives” means, with respect to any Person, such Person’s Affiliates, directors, managers, officers, employees, legal or financial advisors, agents or other representatives, or anyone acting on behalf of them or such Person.
“Required Governmental Approvals” means the Purchaser Required Governmental Approvals and the Parent Required Governmental Approvals.
“Restricted Activity” has the meaning set forth in Section 5.14(a).
“Restricted Persons” has the meaning set forth in Section 5.14(a).
“Restricted Territory” has the meaning set forth in Section 5.14(a).
“Restructuring” means the transactions described in Section 1.01(d) of Parent’s Disclosure Letter.
“Retention Agreements” has the meaning set forth in Section 3.9(c).
“Review Period” has the meaning set forth in Section 2.3(a).
“Rights” means, with respect to any Person, securities or obligations, directly or indirectly, convertible into or exercisable or exchangeable for, or giving any other person any right, directly or indirectly, to subscribe for or acquire, or any options, puts, calls or commitments relating, directly or indirectly, to, or any share appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, Equity Interests of such Person, or by which such Person or any of its Subsidiaries is or may become obligated to offer, issue, sell, purchase, return or redeem, or cause to be offered, issued, sold, purchased, returned or redeemed, any Equity Interests of such Person or any of its Subsidiaries, whether pursuant to any security, obligation, right, instrument, agreement, contract, commitment, option, undertaking or other arrangement or understanding (including, for the avoidance of doubt, upon exercise of any options, warrants or convertible loans or securities), whether fixed or contingent and whether or not in writing.
“Scheduled Intellectual Property” has the meaning set forth in Section 3.14(a).
“Securities Act” means the Securities Act of 1933.
“Securitization Instruments” has the meaning set forth in Section 3.19(a).
“Securitization Issuing Entity” means the issuing entity in any Securitization Transaction.
“Securitization Servicer” has the meaning set forth in Section 3.19(a).

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“Securitization Transaction” means each of the transactions set forth in Section 1.01 of Parent’s Disclosure Letter and any other transaction sponsored by any of the Target Companies similar to such transactions.
“Sellers” means, with respect to any Target Equity Interests, those Persons listed in Part 2 of Schedule A as a “Seller” of such Target Equity Interests.
“Sold Mortgage Business” has the meaning set forth in Section 3.26.
“Solvent” has the meaning set forth in Section 4.8.
“Specified Contracts” has the meaning set forth in Section 3.15(a).
“Specified Person” has the meaning set forth in Section 5.11(e).
“Specified Properties” has the meaning set forth in Section 3.12.
“Specified Tax Liability” means any Liability for Taxes of any of the Target Companies for any Pre-Closing Period that is not shown as a Liability or reserve on the Final Closing Statement (and if such Taxes arise in a Straddle Period, as allocated pursuant to Section 7.2(c)) or resulting from the Restructuring, in each case, to the extent that Parent has not paid Purchaser any amounts with respect to such Liability for Taxes under Section 8.2(a)(iii).
“Specified Tax Receivables” has the meaning set forth in Section 8.4(f).
“Statement of Objections” has the meaning set forth in Section 2.3(b).
“Straddle Period” has the meaning set forth in Section 7.2(a).
“Straddle Period Return” has the meaning set forth in Section 7.2(a).
“Sub-Deductible” has the meaning set forth in Section 8.2(b).
“Subsidiary” means, for any Person, any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding Equity Interests or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such other Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control.
“Surviving Provisions” means Article I (Definitions and Terms), Section 5.6 (Confidentiality), Section 8.8 (Exclusive Remedies), Article IX (Termination) and Article X (Miscellaneous).
“Target Business” means the business conducted by the Target Companies as of the date hereof.

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“Target Companies” means those Persons listed in Part 1 of Schedule A as a “Target Company.”
“Target Company Benefit Plans” has the meaning set forth in Section 3.9(a).
“Target Company Financial Information” has the meaning set forth in Section 3.3(b).
“Target Company Non-Pension Plans” has the meaning set forth in Section 5.11(f).
“Target Equity Interests” means all of the Equity Interests listed in Part 2 of Schedule A as “Target Equity Interests.”
“Target Holding Companies” means (a) New Holdco, (b) 1020491 Alberta Ltd., and (c) ResMor Capital Corporation.
“Tax” and “Taxes” means any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of a similar nature imposed by any Government Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Government Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions.
“Tax Act” means the Income Tax Act (Canada).
“Tax Claim” has the meaning set forth in Section 7.4(a).
“Tax Notice” has the meaning set forth in Section 7.4(a).
“Tax Receivables” means certain excess Taxes that were paid by Ally Credit Canada Limited and GMAC Leaseco Corporation prior to Closing in an amount equal to $318,503,727, as more particularly set out in Section 1.01(e) of Parent’s Disclosure Letter, that are expected to be refunded by the relevant Government Authority post-Closing. The Tax Receivables are comprised of the following three tranches: (i) Tax Receivables – Tranche 1, in the amount of $48,058,014 in respect of taxation years ending December 31, 2008 or earlier; (ii) Tax Receivables – Tranche 2, in the amount of $88,540,994 in respect of the taxation years ending January 15, 2009 and December 31, 2009; and (iii) Tax Receivables – Tranche 3, in the amount of $181,904,719 in respect of the taxation year ending December 31, 2010. Notwithstanding the foregoing, if any portion of the Tax Receivables is refunded prior to the Closing by the relevant Government Authority then the amount of Tax Receivables, and the relevant tranche of Tax Receivables, shall be correspondingly reduced by the amount refunded.
“Tax Receivables Materials” has the meaning set forth in Section 7.1.

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“Tax Receivables Receipt Date” means (i) with respect to Tax Receivables – Tranche 1, December 31, 2013; (ii) with respect to Tax Receivables – Tranche 2, December 31, 2014; and (iii) with respect to Tax Receivables – Tranche 3, December 31, 2015.
“Tax Returns” means any return, notice, filing, form, statement, report, election, declaration, disclosure, schedule, estimate, claim for refund, information return and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law with respect to any Taxes.
“Third-Party Claim” has the meaning set forth in Section 8.4(a).
“TLCA” means the Trust and Loan Companies Act (Canada).
“Transaction Documents” means this Agreement, the Transition Services Agreement and the Transitional Trademark License Agreement.
“Transferred Derivative” means any Derivative Transaction set forth on Section 1.01(f) of Parent’s Disclosure Letter.
“Transition Employee” has the meaning set forth in Section 5.14(f).
“Transition Services Agreement” means a Transition Services Agreement substantially in the form attached as Exhibit 1, together with such changes and other terms as the Parties may mutually agree.
“Transitional Trademark License Agreement” means a Transitional Trademark License Agreement substantially in the form attached as Exhibit 2, together with such changes and other terms as the Parties may mutually agree.
“Virtual Data Room” means the virtual electronic data room established for “Project Chicago” at https://services.intralinks.com containing documents and information relating to, among other things, the Target Companies, the Target Business and the Target Equity Interests made available by Parent in electronic form to Purchaser and its Representatives.
Section 1.2    Interpretation.
(a)    Unless the context otherwise specifically requires:
(i)    the words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(ii)    all terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

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(iii)    the terms “Dollars” and “$” mean Canadian Dollars;
(iv)    references to words of inclusion herein shall not be construed as terms of limitation, and thus references to “included” matters or items shall be regarded as non-exclusive, non-characterizing illustrations;
(v)    references herein to either gender include the other gender;
(vi)    references to this Agreement shall include Parent’s Disclosure Letter, Purchaser’s Disclosure Letter, the Preamble and any Recitals, Schedules and Exhibits to this Agreement;
(vii)    references herein to the Preamble or to any Recital, Article, Section, Subsection, Exhibit or Schedule shall refer, respectively, to the Preamble or to a Recital, Article, Section, Subsection, Exhibit or Schedule to this Agreement;
(viii)    references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and all references to any section of any statute, rule or regulation include any successor to the section;
(ix)    references to any Government Authority include any successor to such Government Authority;
(x)    references to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time;
(xi)    references to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm;
(xii)    references to a time of day are, unless otherwise specified, references to New York City time;
(xiii)    references to “made available” (or words of similar import) in respect of information made available (or words of similar import) by Parent mean any information made available to Purchaser in the Virtual Data Room as of the time of the execution and delivery of this Agreement;
(xiv)    references herein to Parent making available, or having made available, a “complete” copy of any document shall mean that Parent makes available, or has made available, a copy of the entire text of such document;
(xv)    references herein to Ally Credit Canada Limited shall mean Ally Credit Canada Limited or, after its conversion to a Nova Scotia unlimited liability company, Ally Credit Canada Company, including any successor entity;

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(xvi)    references to writing shall include any mode of reproducing words in a legible and non-transitory form; and
(xvii)    the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.
(b)    The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.
(c)    No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel.
(d)    Whenever a provision of this Agreement provides that an action is to be effected as of, on or by a certain date, and such date is not a Business Day, this Agreement shall be read so that such action is required to be effected as of, on or by (as applicable) the next succeeding Business Day.
ARTICLE II
SALE AND PURCHASE OF THE TARGET EQUITY INTERESTS
Section 2.1    Sale and Purchase of the Target Equity Interests. On the terms and subject to the conditions set forth herein, at the Closing, Parent shall cause each Seller to sell, transfer and deliver to Purchaser, free and clear of any Encumbrances other than any restrictions arising under applicable Law, and Purchaser shall purchase and receive from each Seller, all of such Seller’s right, title and interest in and to the Target Equity Interests owned by such Seller.
Section 2.2    Purchase Price.
(a)    The aggregate purchase price for the Target Equity Interests (the “Purchase Price”) shall be an amount in cash equal to the sum of (i) the Closing Payment and (ii) the Final Net Asset Value Adjustment. The Purchase Price shall be payable and subject to adjustment as provided herein.
(b)    No later than three Business Days prior to the Closing Date, Parent shall deliver to Purchaser the Estimated Closing Statement. Purchaser shall have an opportunity to review the Estimated Closing Statement and shall be provided reasonable access to the books, records and other relevant information of Parent and its Representatives to the extent reasonably necessary to review the Estimated Closing Statement.
Section 2.3    Purchase Price Adjustment.
(a)    As soon as reasonably practicable, but in no event later than 60 days following the Closing Date, Purchaser shall prepare and deliver to Parent the Final Closing Statement. During

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the 60-day period immediately following Parent’s receipt of the Final Closing Statement (the “Review Period”), Parent and its Representatives shall be provided reasonable access to the books, records and other relevant information of Purchaser and its Representatives to the extent reasonably necessary to review the Final Closing Statement. During the Review Period, Purchaser shall make reasonably available personnel of Purchaser and its Affiliates (including the Target Companies) directly responsible for and knowledgeable about the information used in, and the preparation of, the Final Closing Statement in order to respond to reasonable inquiries made by Parent and its Representatives.
(b)    On or prior to the last day of the Review Period, and provided that the aggregate amount at issue is greater than or equal to $50,000, Parent may object to the Final Closing Statement by delivering to Purchaser a written statement setting forth the basis for Parent’s objections thereto (the “Statement of Objections”). If Parent fails to deliver the Statement of Objections within the Review Period, the Final Closing Statement shall be deemed to have been accepted by Parent and shall be used in calculating the Adjustment Amount. If Parent delivers the Statement of Objections within the Review Period, the Parties shall negotiate in good faith to resolve such objections, and, if the same are so resolved, the Final Closing Statement with such changes that may have been previously agreed in writing by the Parties shall be final and binding and shall be used in calculating the Adjustment Amount.
(c)    If the Parties shall fail to reach an agreement with respect to any of the matters set forth in the Statement of Objections, then such unresolved matters shall, not later than 15 days after one of the Parties affirmatively terminates discussions in writing with respect to the Statement of Objections, be submitted for resolution to Ernst & Young LLP (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of both Parent and Purchaser, to another independent accounting firm of international reputation mutually acceptable to Parent and Purchaser (either Ernst & Young LLP or such other accounting firm, the “Accounting Expert”)). The Accounting Expert shall, limiting its review to matters properly included in the Statement of Objections and acting as an expert and not as an arbitrator, resolve the disputes set forth in the Statement of Objections and make any corresponding adjustments to the Final Closing Statement. Subject to, and to the extent permitted by, any applicable Laws, the Parties shall each make readily available to the Accounting Expert all relevant books, records and other information relating to the Target Companies. Each Party shall concurrently provide the other Party with copies of all such materials and information provided by such Party to the Accounting Expert. The Parties shall jointly instruct the Accounting Expert to make a determination as soon as practicable within 30 days (or such other time as the Parties shall agree in writing) after its engagement and to select, with respect to each item in dispute, an amount between or equal to Purchaser’s position on the Final Closing Statement and Parent’s position in the Estimated Closing Statement. The Accounting Expert’s resolution of the disputes set forth in the Statement of Objections and the Final Closing Statement, with any such adjustments made by the Accounting Expert, shall be final and binding and shall be used in determining the Adjustment Amount, absent manifest error. The fees of the Accounting Expert shall be divided between Purchaser, on the one hand, and Parent, on behalf of the Sellers, on the other hand, in proportion to the aggregate Dollar amount unsuccessfully disputed by such Party divided by the aggregate Dollar amount of items submitted to the Accounting Expert.

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(d)    Within two Business Days of the later of (1) Parent’s acceptance of the Final Closing Statement or (2) the resolution of all Parent’s objections to the Final Closing Statement, to the extent that the Estimated Net Asset Value is not equal to the Final Net Asset Value:
(i)    if the Estimated Net Asset Value is greater than the Final Net Asset Value, Parent shall cause the Sellers to pay to Purchaser an amount equal to the Adjustment Amount by wire transfer of immediately available funds to one or more accounts designated by Purchaser; and
(ii)    if the Estimated Net Asset Value is less than the Final Net Asset Value, Purchaser shall pay to the Sellers an amount equal to the Adjustment Amount by wire transfer of immediately available funds to one or more accounts designated by Parent.
The Parties agree that any such payment pursuant to this Section 2.3(d) shall be treated as an adjustment to the purchase price for the Target Equity Interests for Tax purposes.
Section 2.4    Purchase Price Allocation. To the fullest extent permitted under applicable Law, Purchaser and Parent shall (and shall cause their respective Affiliates to) allocate the Purchase Price among the Target Equity Interests as set forth in Part 2 of Schedule A. Each of Purchaser and Parent shall (and shall cause their respective Affiliates to) report the purchase and sale of the Target Equity Interests consistent with such allocation for Canadian and U.S. federal income Tax purposes except to the extent the relevant jurisdiction requires a different treatment.
Section 2.5    Closing. The sale and purchase of the Target Equity Interests will take place at a closing (the “Closing”) to be held at the offices of Sullivan & Cromwell LLP, 125 Broad St., New York, New York, at 10:00 a.m., New York City time, on the first Business Day of the month following the calendar month in which the last of the conditions set forth in Article VI has been satisfied or waived (other than those conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction of those conditions), or on such other date or at such other time and place as the Parties may mutually agree. The Closing shall be deemed to be effective as of 12:00 a.m., New York City time, on the first calendar day of the month in which the Closing occurs.
Section 2.6    Closing Deliverables.
(a)    At the Closing, Purchaser shall deliver, or cause to be delivered, to Sellers the following:
(iii)    an amount in Dollars equal to the Closing Payment, by wire transfer in immediately available funds, to one or more accounts that have been designated by Parent at least two Business Days prior to the Closing Date;
(iv)    those deliverables listed on Schedule B for which Purchaser or any of its Affiliates is responsible;
(v)    duly executed counterparts to each of the Transaction Documents (other than this Agreement) to which Purchaser or any of its Affiliates is a party;

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(vi)    the certificate referred to in Section 6.3(c);
(vii)    evidence that all Purchaser Required Governmental Approvals have been obtained; and
(viii)    such other customary instruments of transfer or assumption, in each case in form and substance reasonably satisfactory to Parent, as may be reasonably required to give effect to the Transaction Documents.
(b)    At the Closing, Parent shall deliver, or cause to be delivered, to Purchaser the following:
(i)    those deliverables listed on Schedule B for which Parent or any of its Affiliates is responsible;
(ii)    duly executed counterparts to each of the Transaction Documents (other than this Agreement) to which Parent or any of its Affiliates is a party;
(iii)    the certificate referred to in Section 6.2(c);
(iv)    evidence that all Parent Required Governmental Approvals have been obtained;
(v)    subject to applicable law, the resignations, effective as of the Closing, of all directors and officers of the Target Companies, except for such individuals who are Continuing Employees; and
(vi)    such other customary instruments of transfer or assumption, in each case in form and substance reasonably satisfactory to Purchaser, as may be reasonably required to give effect to the Transaction Documents.
Section 2.7    Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser shall deduct and withhold, or cause to be deducted and withheld, from any amount otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable tax Law. To the extent that amounts are so withheld, or caused to be withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate Government Authority within the time required and in accordance with applicable tax Law. Parent and Purchaser confirm that, pursuant to (i) applicable Laws enacted prior to the date hereof and in force on the date hereof, (ii) any proposed amendments to such Laws publicly announced in writing by the relevant Government Authorities prior to the date hereof and proposed to be effective in respect of payments made on or after the date hereof and (iii) the accuracy of the representations in Section 3.8(j) and Section 3.8(k), no Tax is required to be withheld from the payment of the Purchase Price by the Purchaser, and unless there is a change in applicable Law

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prior to Closing, the Purchaser shall not withhold any amount from the payment of the Purchase Price.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT
Except as set forth in Parent’s Disclosure Letter, Parent represents and warrants to Purchaser, as of the date hereof and as of the Closing Date (or in the case of representations and warranties that speak of a specified date, as of such specified date), as follows:
Section 3.1    Organization, Authorization, Enforceability, Non-Contravention.
(c)    Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. Each other Seller is a corporation or other organization duly organized, validly existing and in good standing (or the equivalent, if any, in the applicable jurisdiction) under the laws of its respective jurisdiction of incorporation or organization. Each Target Company is a corporation or other organization duly organized, validly existing and in good standing (or the equivalent, if any, in the applicable jurisdiction) under the laws of its respective jurisdiction of incorporation or organization and has the requisite corporate or other organizational power to own, operate or lease the properties and assets owned, operated or leased by it and to conduct its business as presently conducted, except, in each case, where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.
(d)    Corporate Authorization. Parent and each of its Affiliates that is a party to any of the Transaction Documents has full corporate or other organizational power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations under, and consummate the transactions contemplated by, each such Transaction Document. The execution, delivery and performance of this Agreement by Parent has been duly and validly authorized by all necessary corporate action on the part of Parent. The execution, delivery and performance of each of the Transaction Documents (other than this Agreement) to which Parent or any of its Affiliates is a party have been, or prior to Closing will have been, duly and validly authorized by all necessary corporate or other action on the part of such Person.
(e)    Binding Effect. This Agreement has been, and the other Transaction Documents will be at the Closing, duly executed and delivered by Parent or those of its Affiliates that are (or are contemplated to be) party thereto. This Agreement is a legal, valid and binding obligation of Parent enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Each of the Transaction Documents other than this Agreement to which Parent or any of its Affiliates is or will be a party, when executed and delivered by such Person, will be legal, valid and binding obligations of such Person enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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(f)    Non-Contravention. The execution, delivery and performance of each of the Transaction Documents to which Parent or any of its Affiliates is a party by such Person, and the consummation by such Person of the transactions contemplated by the Transaction Documents, will not (i) violate or conflict with any provision of the Constituent Documents of such Person or any Target Company, (ii) subject to the receipt of all Parent Required Governmental Approvals, and the expiration of any related waiting periods, violate or conflict with any Law or Permit applicable to such Person or any Target Company, other than immaterial violations of Law or any Permit, or (iii) constitute a breach (or event which, with the giving of notice or the lapse of time, would constitute a breach) under, or give any third party any rights of termination, acceleration or cancellation of, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the Equity Interests of any of the Target Companies or any of the material assets or properties of the Target Companies pursuant to any Specified Contract, Permit or Government Order to which any Target Company is a party.
Section 3.2    Equity Interests of the Target Companies.
(e)    Schedule A sets forth a complete list of each of the Target Companies and sets forth the designation and par value, if applicable, and the number of authorized, issued and outstanding Equity Interests of each of the Target Companies, and the percentage ownership interest of any Seller or other Target Company in each Target Company. There are no other Outstanding Equity Interests in any of the Target Companies and there are no Outstanding Rights in respect of any Equity Interests in any of the Target Companies. Each Seller legally or beneficially owns, directly or indirectly, all of the respective Equity Interests set forth opposite its name in Part 2 of Schedule A free and clear of any Encumbrances, except for restrictions on transfer arising under applicable securities Laws. Each Target Company legally or beneficially owns, directly or indirectly, all of the respective Equity Interests in the other Target Companies set forth opposite its name in Part 1 of Schedule A free and clear of any Encumbrances, except for restrictions arising under applicable securities Laws.
(f)    All the Equity Interests in the Target Companies (other than New Holdco) have been duly authorized and validly issued and are fully paid and were not issued in violation of any preemptive or other similar right. From and after its date of formation, all of the Equity Interests in New Holdco shall been have been duly authorized and validly issued, not issued in violation of any preemptive or other similar right, and shall be fully paid.
(g)    No Target Company owns, beneficially, directly or indirectly, any Equity Interests of any Person other than another of the Target Companies.
(h)    No Indebtedness having the right to vote on any matters on which the holders of Equity Interests in the Target Companies referenced in Section 3.3(a) may vote are Outstanding.
(i)    Each Target Holding Company (i) does not own or have, and, since December 31, 2007 has not owned or had, any interest in any assets (tangible or intangible), real property or Equity Interests other than the Equity Interests of any Target Company; (ii) does not engage, and, since December 31, 2007 has not engaged, in any business or operations of any kind, and its only activity

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is, and, since December 31, 2007 has been, the holding of the Equity Interests in the capital of the other Target Companies; and (iii) is not, and, since December 31, 2007 has not been, liable for or subject to any Liability.
Section 3.3    Target Company Financial Information.
(a)    Subject to such exceptions and qualifications as may be reflected in such financial information:

(i)
The audited consolidated financial statements as of and for the year ended December 31, 2010 of Ally Credit Canada Limited and ResMor Trust Company present fairly, in all material respects, in accordance with Previous Canadian GAAP, consistently applied, the consolidated financial position, results of operations and cash flows of Ally Credit Canada Limited and ResMor Trust Company, respectively, for the periods and as of the dates indicated therein.

(ii)
The audited consolidated financial statements as of and for the year ended December 31, 2011 of Ally Credit Canada Limited and ResMor Trust Company present fairly, in all material respects, in accordance with IFRS, consistently applied, the consolidated financial position, results of operations and cash flows of Ally Credit Canada Limited and ResMor Trust Company, respectively, for the periods and as of the dates indicated therein.

(iii)
The unaudited consolidated financial statements as of and for the six-month period ended June 30, 2012 of Ally Credit Canada Limited and ResMor Trust Company present fairly, in all material respects, in accordance with IFRS, consistently applied, the consolidated financial position, results of operations and cash flows of Ally Credit Canada Limited and ResMor Trust Company, respectively, for the periods and as of the dates indicated therein.

(iv)
To the Knowledge of Parent, (i) the draft summary balance sheet for Ally Credit Canada Limited set forth in Section 3.3(a)(iv) of Parent's Disclosure Letter presents fairly, in all material respects, in accordance with IFRS, consistently applied, the condensed consolidated financial position of Ally Credit Canada Limited as of September 30, 2012, and (ii) the draft summary balance sheet for ResMor Trust Company set forth in Section 3.3(a)(iv) of Parent's Disclosure Letter presents fairly, in all material respects, in accordance with IFRS, consistently applied, the financial position of ResMor Trust Company as of September 30, 2012.

(b)    Set forth on Section 3.3(b) of Parent’s Disclosure Letter are complete copies of all financial statements referred to in Section 3.3(a) (collectively, the “Target Company Financial Information”). The Target Company Financial Information has been derived from the books of account (including the financial records) of the Target Companies, and such books of account

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(including the financial records) of each Target Company have been maintained in accordance with commercially reasonable business practices in all material respects.
Section 3.4    No Undisclosed Liabilities. Except (i) as set forth in the Target Company Financial Information and (ii) for Liabilities incurred by the Target Companies since December 31, 2011 in the ordinary course of their respective businesses, consistent with past practice, there are no material Liabilities of the Target Companies. Section 3.4 of Parent’s Disclosure Letter sets forth a true and correct listing of all outstanding indebtedness for borrowed money of each Target Company, other than any such indebtedness arising in the ordinary course of such Target Company’s business consistent with past practice.
Section 3.5    Absence of Changes. Since December 31, 2011, (i) except as contemplated by the Transaction Documents and except for any action taken in connection with any effort to sell the Target Companies or the Target Business, the Target Companies have operated their respective businesses in the ordinary course, consistent with past practice, (ii) there has not been any change, effect, event or occurrence that has had or would have a Company Material Adverse Effect, and (iii) other than actions taken with the prior written consent of Purchaser, neither Parent nor any of the Target Companies has taken any action that would require Purchaser’s consent if taken after the date hereof through the Closing Date pursuant to Section 5.1(a)(i), (ii), (iii), (iv), (viii), (xi) or (xiv).
Section 3.6    No Litigation. There is no Action by any Person pending or, to Parent’s Knowledge, threatened against Parent or the Target Companies that would be reasonably likely to result in monetary damages, injunctive action or the taking of any other action that would be reasonably likely to be materially adverse to the Target Companies, taken as a whole or would prevent or materially impair or materially delay the ability of Parent or any of its Affiliates to consummate the transactions contemplated by the Transaction Documents. There are no Government Orders that are unsatisfied or outstanding or, to Parent’s Knowledge, threatened against the Sellers or any of the Target Companies in relation to the Target Business or against any of the properties or businesses of the Target Companies that would have a Company Material Adverse Effect.
Section 3.7    Approvals. Other than the authorizations, waivers, consents, approvals, filings, registrations and notices as set forth in Section 3.7 of Parent’s Disclosure Letter (collectively, the “Parent Required Governmental Approvals”), neither Parent nor any of its Affiliates is required to (i) obtain any authorization, waiver, consent or approval of, (ii) make any filing or registration with, or (iii) give any notice to, any Government Authority in connection with or as a condition to the execution, delivery and performance of any of the Transaction Documents or the consummation of the transactions contemplated thereby, other than (1) any authorization, waiver, consent, approval, filing, registration or notice the failure of which to obtain, make or give would not be, individually or in the aggregate, materially adverse to the Target Companies, taken as a whole, and would not prevent or materially impair or materially delay the ability of Parent or any of its Affiliates to consummate the transactions contemplated by the Transaction Documents, or (2) as would be required solely as a result of the identity or regulatory status of Purchaser or its Affiliates. To Parent’s Knowledge, as of the date hereof, no event has occurred nor has any circumstance arisen that would reasonably be likely to result in the failure of any Parent Required Governmental Approvals or any

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other authorizations to be received in a timely manner in order to permit the consummation of the transactions contemplated by this Agreement.
Section 3.8    Taxes.
(a)    All material Tax Returns that are required to be filed under applicable Laws on or before the Closing (taking into account any extensions of time in which to file) by any of the Target Companies have been or will be timely filed on or before the Closing, and all such Tax Returns are or will be true, correct and complete in all material respects.
(b)    Each of the Target Companies has duly and timely paid all material Taxes shown on any Tax Return of the Target Companies required to be filed on or before the Closing for any Pre-Closing Period except for those amounts that are being contested in good faith. Provision has been made in the accounts and financial statements of each Target Company for amounts at least equal to the amount of all Taxes owing by such Target Company, including Taxes, that are not yet due and payable.
(c)    None of the Target Companies is a party to any audit, examination, investigation, action or proceeding for assessment or collection of Taxes, nor has such an event been threatened against any Target Company and there are no matters under discussion, audit or appeal with any Government Authority in respect of Taxes.
(d)    There is no agreement, election, designation, consent or waiver of any statute of limitations or extension of time with respect to Taxes of any Target Company, including any Tax assessment or deficiency, in effect or that will have effect for any period ending after the Closing Date.
(e)    As of the time of Closing, (i) Ally Credit Canada Limited will have become a Nova Scotia Unlimited Liability Company and (ii) Ally Credit Canada Limited and New Holdco will each be treated as a “disregarded entity” within the meaning of U.S. Treasury Reg. § 301.7701-3(b)(2)(i)(C) for U.S. federal income tax purposes.
(f)    For purposes of the Tax Act or any other applicable Tax Law, since January 1, 2006, no Person or group of Persons has ever acquired or had the right to acquire control of any of the Target Companies.
(g)    None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax legislation of any province or any other jurisdiction, have applied or will apply to the Target Companies at any time up to and including the Closing Date.
(h)    None of the Target Companies has acquired property from a Person not dealing at arm’s length (for purposes of the Tax Act) with it in circumstances that would result in such Target Company becoming liable to pay any amount of Taxes of such Person under subsection 160(1) of the Tax Act or any corresponding provincial provision.

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(i)    Each of the Canadian Target Companies is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services and harmonized sales tax and under Division I of Chapter VIII of Title I of the Quebec Sales Tax Act with respect to Quebec sales tax.
(j)    The Target Equity Interests and the shares of Ally Credit Canada Limited are not “taxable Canadian property” for purposes of section 116, and within the meaning of, the Tax Act.
(k)    GMAC DDA B.V. is a resident of the Netherlands for purposes of, and fully entitled to claim the benefits afforded by, the Canada-Netherlands Income Tax Convention.
(l)    Each of the Target Companies (i) has withheld from each payment made to any Person, including any of its present or former employees, officers and directors and all Persons who are or are deemed to be nonresidents of Canada for purposes of the Tax Act, all amounts required by applicable Law to be withheld, and has timely remitted such withheld amounts within the prescribed periods to the appropriate Government Authority and (ii) has timely remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable or required to be withheld and remitted by it in respect of its employees to the appropriate Government Authority within the time required under applicable Law.
(m)    Each of the Target Companies has charged, collected and remitted on a timely basis all Taxes as required under applicable Law (including goods and services, harmonized sales and provincial, territorial and local sales Taxes) on any sale, supply or delivery whatsoever, made by it.
(n)    Each of the Target Companies has maintained and continues to maintain at its place of business in Canada all records and books of account required to be maintained under the Tax Act, the Excise Tax Act (Canada) and any corresponding provincial provision, except as would not result in any violation of applicable Law.
(o)    None of the Target Companies is party to or bound by any tax sharing agreement, tax indemnity obligation in favor of any Person or similar agreement in favor of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Government Authority) other than any such agreements among the Target Companies.
(p)    Ally Credit Canada Limited is entitled to receive the Tax Receivables from the relevant Government Authority.
(q)    Each Securitization Issuing Entity in which a Target Company has an Equity Interest (i) has timely filed all Tax Returns that are required to be filed by it under applicable Laws, (ii) has timely paid all Taxes due and payable by it, and (iii) is not a party to any audit examination, investigation, action or proceeding for assessment or collection of Taxes, nor has any audit examination, investigation, action or proceeding for assessment or collection of Taxes been

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threatened against it and there are no matters under discussion, audit or appeal with any Government Authority in respect of Taxes.
(r)    The paid-up capital of Ally Credit Canada Limited for purposes of the Tax Act as of the date hereof is not less than $900,000,000.
Section 3.9    Employee Benefit Plans.
(a)    All material written benefit and compensation plans, contracts, policies, agreements or arrangements (other than any contracts, policies, arrangements or agreements operated by a Government Authority) that are maintained and sponsored by the Target Companies for the benefit of current or former employees, current or former directors, or consultants of the Target Companies, including plans providing benefits on retirement, death, termination of employment (whether voluntary or not), or during periods of sickness or disablement, or any deferred or incentive compensation, welfare, healthcare, medical, stock or stock-related award plans (the “Target Company Benefit Plans”) are listed in Section 3.9(a)(i) of Parent’s Disclosure Letter. To avoid doubt, no compensation, retirement or other employee benefit plans established, maintained or sponsored by Parent (“Parent Plans”) shall be considered a Target Company Benefit Plan for any purpose under this Agreement. All Parent Plans which cover Target Company employees or in respect of which the Target Companies have any Liabilities are listed in Section 3.9(a)(ii) of Parent’s Disclosure Letter. Other than with respect to the Target Company Benefit Plans listed in Section 3.9(a)(i) of Parent’s Disclosure Letter and the Parent Plans listed in Section 3.9(a)(ii) of Parent’s Disclosure Letter, the Target Companies have no Liabilities with respect to any benefit and compensation plans, contracts, policies, agreements or arrangements (other than any contracts, policies, arrangements or agreements operated by a Government Authority). Notwithstanding the foregoing, with respect to each Target Company Benefit Plan that is documented on a standard form or template, only such standard form or template, along with any material variations from such standard form or template, shall be listed in Section 3.9(a)(iii) of Parent’s Disclosure Letter. Parent has made available to Purchaser complete copies of all Parent Plans listed in Section 3.9(a)(ii) of Parent’s Disclosure Letter and the Target Company Benefit Plans, as amended, together with, if applicable, all related actuarial reports, and all other related documentation, including funding agreements, trust agreements, funding and financial information.
(b)    Each Target Company Benefit Plan has been administered in accordance with its terms and is in compliance with applicable Laws, except for any failures to so administer or be in compliance that would not, individually or in the aggregate be reasonably likely to result in a material Liability to the Target Companies, taken as a whole. No Target Company Benefit Plan is (i) maintained in the United States or (ii) primarily for the benefit of employees working in the United States.
(c)    Parent has made available to Purchaser a list of all agreements in respect of the employees of the Target Companies under which any Target Company has any payment obligation which will arise as a result of or is conditional upon the transactions contemplated by this Agreement (the “Retention Agreements”).

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(d)    To Parent’s Knowledge, no fact, condition or circumstance exists that would affect in any material respect the information contained in the documents made available pursuant to this Section 3.9 and, in particular, no promises or commitments have been made by the Target Companies to amend any Target Company Benefit Plan.
(e)    Each Target Company Benefit Plan is duly registered where required by applicable Law (including registration with the relevant Tax authorities where such registration is required to qualify for Tax exemption or other beneficial Tax status).
(f)    All employer and employee obligations in respect of the Target Company Benefit Plans, including payments, contributions and premiums required under applicable Law and their terms, have been satisfied in all material respects and, to the Parent’s Knowledge, there are no outstanding material defaults or material violations in respect thereof.
(g)    No Target Company Benefit Plan is a “pension plan” as defined under applicable pension standards laws or a “registered pension plan” or a “retirement compensation arrangement” as defined in the Tax Act.
(h)    There are no Actions pending or, to Parent’s Knowledge, threatened, with respect to the Target Company Benefit Plans against the Target Companies or the funds of such Target Company Benefit Plans, other than claims for benefits in the ordinary course or Actions that would not, individually, or in the aggregate, be reasonably likely to result in a material Liability to the Target Companies, taken as a whole.
(i)    No order has been made or notice given by a Government Authority pursuant to any applicable Law requiring (or proposing to require) the Target Companies to take (or refrain from taking) any action in respect of any Target Company Benefit Plan and, to Parent’s Knowledge, no event has occurred and no condition or circumstance exists that has resulted, or would be reasonably likely to result in, any Target Company Benefit Plan (A) being ordered or required to be terminated or wound up in whole or in part, (B) having its registration under any applicable Law refused or revoked, (C) being placed under the administration of any trustee or any regulatory authority or (D) being required to pay any material Taxes under applicable Law.
(j)    The Target Company Benefit Plans are fully funded in accordance with their terms and all applicable Laws; and none of the Target Company Benefit Plans provide benefits beyond retirement or other termination of employment or service.
(k)    The Target Companies have no obligation or Liabilities in respect of any multi-employer pension plans or multi-employer benefit plans.
(l)    Except as provided in the Retention Agreements, neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of the Target Companies (whether or not under any Target Company Benefit Plan), materially increase the benefits payable or provided under

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any Target Company Benefit Plan, result in any acceleration of the time of payment or vesting of any such benefit, or increase or accelerate employer contributions thereunder.
(m)    All material data necessary to administer each Target Company Benefit Plan is in the possession of the Target Companies and is in a form which is sufficient for the proper administration of such plan(s) in accordance with its terms and all Laws and such data is complete and correct in all material respects.
(n)    Other than the Excluded Employees, only current and former employees of the Target Companies participate in the Target Company Benefit Plans.
Section 3.10    Labor Matters.
(a)    None of the Target Companies is a party to or bound by any labor agreements, works council agreements, union contracts or collective bargaining agreements.
(b)    No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent (A) holds bargaining rights with respect to any Target Company employees by way of certification, interim certification, voluntary recognition, designation or successor rights; (B) to Parent’s Knowledge, has applied to be certified as the bargaining agent of any Target Company employees; or (C) to Parent’s Knowledge has applied to have any Target Company declared a related employer or successor employer pursuant to applicable labor Laws. Since January 1, 2011, to Parent’s Knowledge, there has been no material activity involving any employees seeking to certify a collective bargaining unit or engaging in any organizing activity.
(c)    The Target Companies are in compliance, in all material respects, with all applicable labor and employment Laws, including those pertaining to occupational health and safety, pay equity, employment equity and employment standards, and there are no pending or, to Parent’s Knowledge, threatened, Actions thereunder against any of the Target Companies..
(d)    There is no pending or, to Parent’s Knowledge, threatened, strike, walkout, picketing, hand-billings or other work stoppage or any union organizing effort by any of the employees of any Target Company.
(e)    Parent has made available to Purchaser a true and complete list of employees of the Target Companies as of the date thereof setting out the length of service, job title, salary and compensation details.
Section 3.11    No Violation of Law; Required Licenses and Permits.
(a)    Except as would not have a Company Material Adverse Effect, (i) since January 1, 2010, each Target Company has conducted its business in compliance with applicable Law and no Target Company has been a party or subject to any Government Order with any Government Authority which is charged with regulating or supervising any Target Company which imposes any restrictions on or otherwise affects the Target Business and (ii) each Target Company has all Permits necessary for the conduct of the Target Business, all such Permits are in full force and effect, to

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Parent’s Knowledge no suspension or cancellation of any of them is threatened and the business of each Target Company is being conducted in compliance with all such Permits.
(b)    Since January 1, 2010, the Target Companies have filed all material reports and documents required to be filed with any applicable Government Authority and have paid all material fees and assessments due and payable in connection therewith. Each of such material reports and documents complied in all material respects with applicable Law when filed or as amended or supplemented.
(c)    ResMor Trust Company is a member institution in good standing within the meaning of the Canada Deposit Insurance Corporation Act (Canada).
(d)    ResMor Trust Company is a member institution in good standing of the Canadian Payments Association.
Section 3.12    Real Property. Section 3.12 of Parent’s Disclosure Letter sets out a list of all real property that is owned, or leased or subleased from any other Person, by any of the Target Companies (such real property, the “Specified Properties”), and identifies the instruments under which such real property is leased or subleased. Each Target Company (i) has good and valid title to all real property owned by it, free and clear of all Encumbrances other than Permitted Encumbrances, and (ii) has a good and valid leasehold interest in all real property that is leased or subleased from any other Person by such Target Company, free and clear of all Encumbrances other than Permitted Encumbrances.
Section 3.13    Environmental Matters.
(a)    Except as would not have a Company Material Adverse Effect, each of the Target Companies:
(i)    is in compliance with all applicable Environmental Laws with respect to its occupation of all applicable Specified Properties;
(ii)    possesses all Permits required under applicable Environmental Laws for the operation of the Target Business;
(iii)    has not within the prior three years received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law with respect to its occupation of all applicable Specified Properties or any alleged liability pursuant to any Environmental Law with respect to its occupation of all applicable Specified Properties; and
(iv)    is not the subject of any Action alleging or addressing any violation or alleged violation of any applicable Environmental Law with respect to its occupation of any of the applicable Specified Properties or any alleged liability pursuant to any Environmental Law with respect to its occupation of any of the applicable Specified Properties.

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(b)    Notwithstanding any other provision of this Article III, the representations and warranties contained in this Section 3.13 constitute the sole representations and warranties of Parent with respect to any Environmental Law.
Section 3.14    Intellectual Property.
(a)    Section 3.14(a) of Parent’s Disclosure Letter sets forth a true and complete list of all material Registered Intellectual Property owned by the Target Companies indicating for each item of such Registered Intellectual Property, the registration or application number, and the applicable filing jurisdiction (collectively, the “Scheduled Intellectual Property”).
(b)    To Parent’s Knowledge and except as would not have a Company Material Adverse Effect:
(i)    the Intellectual Property owned by the Target Companies (including the Company Trademarks) is owned free and clear of all Encumbrances, other than Permitted Encumbrances and non-exclusive and exclusive licenses granted by the applicable Target Company in the ordinary course of business;
(ii)    the operation of the businesses of the Target Companies as currently conducted does not infringe or misappropriate the Intellectual Property of any third party, no Person has asserted in a writing received by Parent or any of the Target Companies that any of the Target Companies have infringed or misappropriated the Intellectual Property of any third party and no third party has infringed or misappropriated any Intellectual Property owned by the Target Companies;
(iii)    the Target Companies have taken reasonable measures to protect the confidential nature of the trade secrets and Confidential Information that they own or, to the extent contractually required, use; and
(iv)    the IT Assets used by the Target Companies operate and perform as required by the Target Companies in connection with their respective businesses and have not materially malfunctioned or failed within the past eighteen months; the Target Companies have implemented reasonable backup, security and disaster recovery technology and procedures consistent with historical practices; and the Target Companies are compliant with their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.
(c)    To Parent’s Knowledge (which qualifier shall not apply with respect to any customer lists included within any Intellectual Property), except for (i) the rights, services, assets and properties provided, to be provided or that may be provided pursuant to the Transaction Documents, (ii) any third party consent or approval of any Government Authority referred to in Section 2.7 of the Transition Services Agreement, and (iii) the rights, services, assets and properties provided or

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to be provided by Purchaser immediately following the Closing, the Target Companies will own, or otherwise have the right to use, all of the material Intellectual Property and material IT Assets necessary to conduct the Target Business in all material respects as it is conducted immediately prior to the date of this Agreement. For the avoidance of doubt, the representation and warranty set forth in this Section 3.14(c) shall not be construed or interpreted as, or deemed to be, a representation or warranty regarding the infringement of Intellectual Property rights.
(d)    Notwithstanding anything to the contrary set forth herein, this Section 3.14 and Section 3.15 contain all of the representations and warranties provided by Parent with respect to matters related to Intellectual Property and IT Assets.
Section 3.15    Specified Contracts.
(a)    Section 3.15(a) of Parent’s Disclosure Letter lists, as of the date hereof, each of the following Contracts to which any Target Company is a party or is otherwise bound (collectively, the “Specified Contracts”):
(v)    Future Payment Obligations. Any Contract involving the payment by or to such Target Company of more than $1,000,000 in any twelve-month period or $3,000,000 in the aggregate, and which by its terms does not terminate or is not terminable without penalty by such Target Company upon 90 days or less prior notice;
(vi)    Restrictive Covenants. Any Contract (A) containing covenants limiting in any material respect the freedom of any Target Company (or following the Closing, the Purchaser or any of its Affiliates) to compete or operate in any line of business or with any Person or that involves any restriction with respect to the geographic area in which, or the method by which, any Target Company (or following the Closing, Purchaser or its Affiliates) may carry on its business (other than as may be required by Law or any Government Authority); (B) that requires any Target Company (or following the Closing, Purchaser or its Affiliates) to deal exclusively or on a “sole source” basis with another party to such Contract with respect to the subject matter of such Contract; or (C) that requires referrals of business;
(vii)    Required Loans. Any Contract containing a covenant by any Target Company to make, directly or indirectly, any advance, loan, extension of credit or capital contribution to, or other investments in, any Person in excess of $100,000, in each case other than as made in the ordinary course of such Target Company’s business consistent with past practice;
(viii)    Indebtedness. Any Contract relating to any indebtedness for borrowed money which creates payment obligations of, or from, any party to any Target Company in excess of $100,000, other than in the ordinary course of such Target Company’s business consistent in all material respects with past practice;

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(ix)    Capital Expenditures. Any Contract containing covenants requiring capital expenditures by a Target Company in excess of $500,000 individually or $2,000,000 in the aggregate;
(x)    Acquisition Agreements. Any Contract for the acquisition, sale or lease of any material properties or assets of a Target Company (by merger, purchase or sale of assets or otherwise), in each case under which any Target Company has any material executory indemnification or other continuing obligations;
(xi)    Guarantees. Any Contract under which a Target Company has directly or indirectly guaranteed or otherwise agreed to be responsible for indebtedness for borrowed money or other Liabilities of any Person (other than another Target Company) in excess of $50,000;
(xii)    Joint Ventures. Any partnership, joint venture or other similar agreement;
(xiii)    Material Outsourcing. Any Contract which is a “material outsourcing arrangement” of the ResMor Trust Company pursuant to Guideline B-10 (Outsourcing of Business Activities, Functions and Processes) of the Office of the Superintendent of Financial Institutions (Canada);
(xiv)    Right of First Refusal. Any Contract that grants any right of first refusal or right of first offer or similar right that limits the ability of any Target Company to own, operate, sell, transfer, pledge or otherwise dispose of its material assets or businesses, or any Contract that contains a “most favoured nation” clause or other similar term providing preferential treatment to a party that is material to any Target Company, other than, in each case, any Securitization Instrument;
(xv)    Lease. Any lease pursuant to which the annualized base rent for the lease year that includes December 31, 2011, or the consideration paid during the calendar year ended December 31, 2011, as applicable, was in excess of $1,000,000; and
(xvi)    Government Authority. Any Contract with a Government Authority, other than any Contract evidencing an Extension of Credit entered into by any Target Company in the ordinary course of business consistent with past practice.
(b)    Parent has made available to Purchaser a complete copy of each Specified Contract. Each Specified Contract is a valid and binding obligation of, and is an enforceable obligation against, the relevant Target Company that is a party thereto and, to Parent’s Knowledge, the counterparty or counterparties thereto (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law)), except for such failures to be valid, binding or enforceable as would not have a Company Material Adverse

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Effect. None of the Target Companies or, to Parent’s Knowledge, any other party to a Specified Contract is in breach (with or without the giving of notice, the lapse of time or both) of a Specified Contract, except for any such breaches that would not have a Company Material Adverse Effect.
Section 3.16    Title to Assets. Each of the Target Companies has good title to all material properties and assets, other than real property, owned or stated to be owned by it, free and clear of all Encumbrances other than Permitted Encumbrances.
Section 3.17    Insurance. Section 3.17 of Parent’s Disclosure Letter contains a list of policies of casualty and liability insurance directly, or indirectly through Parent and its Affiliates, maintained by the Target Companies (collectively, the “Insurance Policies”). All of the Insurance Policies are in full force and effect and all insurance premiums due thereon have been paid in full when due, except, in each case, as would not be material to the Target Companies, taken as a whole. Since January 1, 2012, the Target Companies have not received in writing any notice of cancellation or termination or denial of coverage with respect to any such policy, except to the extent such policy has expired and been replaced in the ordinary course of business consistent with past practice. As of the date hereof, there are no material outstanding claims related to the Target Business under any Insurance Policy or default with respect to the provisions in any Insurance Policy.
Section 3.18    Transactions with Affiliates. Section 3.18 of Parent’s Disclosure Letter contains a true and correct list of all loans, leases and other Contracts between Parent, its Affiliates (other than the Target Companies) or the directors, officers or employees of the Target Companies (each of the foregoing, a “Related Party”), on the one hand, and any of the Target Companies, on the other hand (each of the foregoing, a “Related Party Contract”), involving payments in excess of $50,000 annually or any indemnity obligation of any Target Company in favor of a Related Party.
Section 3.19    Securitizations.
(a)    Each of the Target Companies, to the extent that it is a servicer of any Securitization Transaction (in such a capacity, a “Securitization Servicer”), is in compliance in all material respects with all contracts to which it is bound under such Securitization Transaction (collectively referred to as the “Securitization Instruments”). Each of the Target Companies, to the extent that it is a Securitization Issuing Entity, has performed in all material respects all of its respective obligations under the Securitization Instruments. Each of the Target Companies has performed in all material respects all of its respective obligations under the Securitization Instruments.
(b)    Parent has made available to Purchaser complete copies of each Securitization Instrument.
(c)    There are no pending or, to Parent’s Knowledge, threatened, Actions as of the date hereof in which it is alleged that any prospectus, or any amendments or supplements thereto contained, as of the date on which it was issued in any Securitization Transaction, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made,

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not misleading. No securities were issued or sold by any of the Target Companies in violation in any material respect of applicable Law in any Securitization Transaction.
(d)    No event of default, early amortization event, servicer default or similar event currently exists under any Securitization Instrument or any Derivative Transaction relating to a Securitization Transaction, and no cash trapping trigger event or other event requiring the increase of credit enhancement for any Securitization Transaction currently exists, except any cash trapping trigger or other event requiring the increase of credit enhancement for any Securitization Transaction that occurred as a result of the performance of the related pool of assets.
(e)    None of the Target Companies has acted in the capacity of guarantor or credit enhancer in any Securitization Transaction, nor have any of the Target Companies provided any type of guaranty in any Securitization Transaction with respect to any payments of principal or interest in connection with any issued securities; provided, however, that for the purposes of this representation, no Target Company shall be deemed a “guarantor” or “credit enhancer” solely by reason of owning or holding any right to receive a deferred purchase price, co-ownership interest, credit residual, subordinate interest, credit reserve account or similar instrument or account related to any Securitization Transaction.
(f)    Except as would not have a Company Material Adverse Effect, none of the execution, delivery or performance of any of the Transaction Documents, nor the completion of the transactions contemplated by any of the Transaction Documents, will (i) constitute an event of default, early amortization event, servicer default or any other similar event under any Securitization Instruments, or (ii) give any third party any rights of termination, acceleration, declaring early amortization or cancellation under any Securitization Instruments.
Section 3.20    Finder’s Fees. Except for Citigroup Global Markets Inc. and Evercore Group LLC, whose fees will be paid by Parent or one of its Affiliates (other than any of the Target Companies), there is no other investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or its Affiliates who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 3.21    Books and Records.
(a)    Since January 1, 2010, the books and records of the Target Companies have been (i) maintained in all material respects in accordance with Previous Canadian GAAP or IFRS, as applicable, and (ii) in compliance with all Laws applicable thereto.
(b)    The Target Companies have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded in accordance with Previous Canadian GAAP or IFRS, as applicable, consistently applied and applicable Law. Since December 31, 2011, none of Parent, the Target Companies nor, to Parent’s Knowledge, any director or senior executive officer of any Target Company has received written notice of any material weakness regarding the accounting or auditing practices, procedures or methods of any

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Target Company or their respective internal accounting controls, other than material weaknesses that have been remedied prior to the date of this Agreement.
Section 3.22    Sufficiency of Assets. Except for the rights, services, assets and properties provided or to be provided pursuant to the Transaction Documents, immediately following the Closing, the Target Companies will own, or otherwise have the right to use pursuant to written Contracts, all of the assets, properties and rights necessary to conduct the Target Business in all material respects as it is conducted immediately prior to the date of this Agreement.
Section 3.23    Parent Guarantees. Section 3.23 of the Parent’s Disclosure Letter lists all Parent Guarantees. Parent has made available to Purchaser complete copies of the Parent Guarantees.
Section 3.24    Deposits. Each deposit accepted by ResMor Trust Company complies in all material respects with the applicable deposit agreement with ResMor Trust Company and has been originated and maintained in compliance in all material respects with applicable Law and the policies and procedures of ResMor Trust Company.
(a)    Each loan, revolving credit facility, letter of credit or other extension of credit or commitment to extend credit (collectively, “Extensions of Credit”) made, entered into or held by any of the Target Companies referenced in Section 3.3(a)(i) is evidenced by written evidences of Indebtedness and (ii) to the extent secured, has been secured by a valid and perfected Encumbrance, except for such failures to be evidenced in writing, valid or perfected as would not have a Company Material Adverse Effect.
(b)    Each outstanding Extension of Credit has been originated and, during the period of time, if any, in which such Extension of Credit was administered and serviced by one or more of the Target Companies referenced in Section 3.3(a), was administered and serviced, in all material respects, in accordance with such Target Companies’ loan administration standards.
Section 3.25    Mortgage Business. None of the Target Companies engage in the business of originating residential mortgages. Section 3.26 of the Parent’s Disclosure Letter lists all the contracts (the “Mortgage Sale Agreements”) entered into (and not terminated) by Parent or any of its Affiliates in respect of the sale of the mortgage business to MCAP Commercial LP (the “Sold Mortgage Business”) of the Target Companies pursuant to which any Target Company has any material ongoing obligation.
Section 3.26    Derivative Transactions. Except as would not have a Company Material Adverse Effect, all Derivative Transactions, whether entered into for the account of any Target Company or for the account of a customer of a Target Company were entered into in accordance with applicable Law. None of the Target Companies nor, to Parent’s Knowledge, any other party thereto is in breach in any material respect of any of its obligations under any Derivative Transaction.
Section 3.27    Certain Other Business. None of the Target Companies has engaged in the business of issuing or servicing credit cards since January 1, 2008.

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Section 3.28    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (as qualified by the applicable items disclosed in Parent’s Disclosure Letter), neither Parent nor any other Person makes any express or implied representation or warranty on behalf of Parent or any of its Affiliates, and Parent disclaims any other representations or warranties. To avoid doubt, Parent does not give or make any warranty or representation as to (and shall have no indemnification obligation or, in the absence of fraud, other liabilities in respect of) the accuracy or reasonableness of any forecasts, estimates, projections, statements of intent or statements of opinion provided to Purchaser, any of its Affiliates, or any of their respective Representatives on or prior to the date of this Agreement, including in the “Confidential Information Memorandum” relating to the Target Business, any management presentations and any other information made available in the Virtual Data Room. Purchaser acknowledges and agrees that, except for the representations and warranties contained in this Article III (as qualified by the applicable items disclosed in Parent’s Disclosure Letter), neither Parent nor any of its Affiliates is making any representation or warranty regarding any documents, projections, forecasts, statement or other information made, communicated or furnished (orally, in writing, in the Virtual Data Room, in management presentations (including any questions posed and answers given and any related discussions, whether formal or informal) or otherwise) to Purchaser, any of its Affiliates, or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to such Person by any Representatives of Parent or any of its Affiliates). No Person makes any representations or warranties to Purchaser regarding the probable success or profitability of the Target Companies.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as set forth in Purchaser’s Disclosure Letter, Purchaser represents and warrants to Parent, as of the date hereof and as of the Closing Date (or in the case of representations and warranties that speak of a specified date, as of such specified date), as follows:
Section 4.1    Organization, Authorization, Enforceability, Non-Contravention.
(a)    Organization. Purchaser is a Schedule I bank existing under the Bank Act.
(b)    Corporate Authorization. Purchaser and each of its Affiliates that is a party to any of the Transaction Documents has full corporate or other organizational power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations under, and consummate the transactions contemplated by, each such Transaction Document. The execution, delivery and performance of this Agreement by Purchaser has been duly and validly authorized by all necessary corporate action on the part of Purchaser. The execution, delivery and performance of each of the Transaction Documents (other than this Agreement) to which Purchaser or any of its Affiliates is a party have been, or prior to Closing will have been, duly and validly authorized by all necessary corporate or other action on the part of such Person.
(c)    Binding Effect. This Agreement has been, and the other Transaction Documents will at the Closing be, duly executed and delivered by Purchaser or those of its Affiliates that are (or are

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contemplated to be) party thereto. This Agreement is a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Each of the Transaction Documents (other than this Agreement) to which Purchaser or any of its Affiliates is a party, when executed and delivered by such Person, will be legal, valid and binding obligations of such Person enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(d)    Non-Contravention. The execution, delivery and performance of each of the Transaction Documents to which Purchaser or any of its Affiliates is a party by such Person, and the consummation by such Person of the transactions contemplated by the Transaction Documents, will not (i) violate or conflict with any provision of the Constituent Documents of such Person, (ii) subject to the receipt of all Purchaser Required Governmental Approvals, and the expiration of any related waiting periods, violate or conflict with any Law or Permit applicable to such Person, other than immaterial violations of Law or any Permit, or (iii) constitute a breach (or event which, with the giving of notice or the lapse of time, would constitute a breach) under, or give any third party any rights of termination, acceleration or cancellation of, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the material assets, properties or capital stock of such Person, pursuant to any Contract, Permit or Government Order to which such Person is a party.
Section 4.2    Financing. As of the Closing, Purchaser will have available sufficient cash, available lines of credit, committed debt or equity financing, or other sources of immediately available funds to enable it to consummate the transactions contemplated by this Agreement and perform its obligations hereunder. Purchaser’s obligations hereunder are not subject to any condition regarding Purchaser’s ability to obtain financing for the consummation of the transactions contemplated hereunder.
Section 4.3    Approvals. Other than the authorizations, waivers, consents, approvals, filings, registrations and notices set forth in Section 4.3 of Purchaser’s Disclosure Letter (collectively, the “Purchaser Required Governmental Approvals”), neither Purchaser nor any of its Affiliates is required to (i) obtain any authorization, waiver, consent or approval of, (ii) make any filing or registration with, or (iii) give any notice to, any Government Authority in connection with or as a condition to the execution, delivery and performance of any of the Transaction Documents or the consummation of the transactions contemplated thereby, other than any authorization, waiver, consent, approval, filing, registration or notice the failure of which to obtain, make or give would not have a Purchaser Material Adverse Effect. To Purchaser’s Knowledge, where the Purchaser Required Governmental Approvals require that Purchaser meet certain qualifications, Purchaser meets such qualifications. To Purchaser’s Knowledge, as of the date hereof, no event has occurred nor has any circumstance arisen that would reasonably be likely to result in the failure of any Purchaser Required Governmental Approvals or any other authorizations to be received in a timely manner in order to permit the consummation of the transactions contemplated by this Agreement.

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Section 4.4    Finder’s Fees. Except for RBC Dominion Securities, Inc., whose fees will be paid by Purchaser or one of its Affiliates, there is no other investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 4.5    No Litigation. To Purchaser’s Knowledge, there is no Action by any Person pending or threatened against Purchaser that would be reasonably likely to result in monetary damages, injunctive relief or the taking of any other action that would be reasonably likely to (in any of the foregoing cases) result in a Purchaser Material Adverse Effect. There are no unsatisfied or outstanding Government Orders against Purchaser or any of the properties or business of the Purchaser that would be reasonably expected to have a Purchaser Material Adverse Effect.
Section 4.6    Securities Law Compliance. Purchaser is financially sophisticated and understands that the Target Equity Interests have not been registered under the securities laws of any jurisdiction, including the Securities Act, and may only be transferred pursuant to registration or an applicable exemption under all applicable Laws. Purchaser is acquiring the Target Equity Interests for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable Law. Purchaser has not, directly or indirectly, offered the Target Equity Interests to anyone or solicited any offer to buy the Target Equity Interests from anyone, so as to bring to such offer and sale of the Target Equity Interests by Purchaser within the registration requirements of the Securities Act or the securities Laws of any other jurisdiction.
Section 4.7    Due Diligence by Purchaser. Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the Target Business and the operations, assets, Liabilities and financial condition of the Target Companies in making the determination to proceed with the transactions contemplated by the Transaction Documents and has relied solely on the results of its own independent investigation and the representations and warranties in Article III in connection with the Target Companies and the subject matter of this Agreement. The representations and warranties of Parent in Article III constitute the sole and exclusive representations and warranties of Parent to Purchaser in connection with the transactions contemplated by this Agreement, and Purchaser understands, acknowledges and agrees that, except as set forth in Article III, all other representations and warranties of any kind or nature express or implied (including any relating to the future or historical financial condition, results of operations, assets or Liabilities of the Target Companies or the quality, quantity or condition of the assets of the Target Companies) are specifically disclaimed by Parent, and, to the extent applicable, waived by Purchaser.
Section 4.8    Solvency. After giving effect to the payment of all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, and payment of all related fees and expenses, Purchaser will be Solvent as of and immediately following the Closing. For purposes of this Agreement, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally

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determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable Liabilities of such Person as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its Liabilities as they mature.
Section 4.9    Foreign Investment Review. Purchaser is not a non-Canadian for the purposes of the Investment Canada Act (Canada).
Section 4.10    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser or any of its Affiliates, and Purchaser disclaims any other representations or warranties.
ARTICLE V
COVENANTS
Section 5.1    Conduct of the Target Business.
(a)    Parent undertakes to procure that, between the date hereof and the Closing, the Target Companies (except in each case as referred to in Section 5.1(b) or as may be approved by Purchaser (such approval not to be unreasonably withheld, conditioned or delayed)) shall (1) carry on the Target Business in the ordinary course, consistent with past practice, (2) use their respective commercially reasonable efforts to maintain and preserve their respective business organizations and material relationships with regulators, auto dealers, customers, suppliers, licensors and licensees and (3) without limiting the generality of the foregoing, not:
(ii)    amend in any respect or in any manner adverse to Purchaser any provision of the Constituent Documents of any Target Company, or any term of any outstanding Equity Interest issued by any Target Company;
(iii)    sell, pledge, transfer, dispose of, encumber (other than Permitted Encumbrances), create, allot or issue, or grant an option to subscribe for, any Equity Interest in any Target Company;
(iv)    acquire or agree to acquire any Equity Interest in any Person (other than another of the Target Companies), other than in connection with investment activities conducted in the ordinary course of business consistent with past practice;
(v)    merge or consolidate any Target Company with any Person, or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Target Company;
(vi)    other than in the ordinary course of business consistent with past practice, (A) make any loans, advances or capital contributions to, any other Person, except another

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Target Company, or (B) incur, issue, assume, modify the material terms of or increase by way of modification any indebtedness for borrowed money or guarantee any such liabilities;
(vii)    (A) grant any salary or wage increase to any employee or consultant of any Target Company from those existing on the date of this Agreement, except in any case (1) as may be required by applicable Law, (2) to satisfy contractual obligations existing as of the date of this Agreement, (3) in the ordinary course of business consistent with past practice, including the timing thereof, but in any event, not to exceed 2% per year in the aggregate or (4) for recently promoted employees in accordance with past practice (it being understood that the establishment of a salary or wage rate for newly hired employees shall not be considered a salary or wage increase for purposes of this Section 5.1(a)(vi)), or (B) enter into or amend or renew any employment, consulting, severance, retention, change in control or similar agreements or arrangements with any director, officer, employee or consultant of any Target Company, or (C) hire any new employees or engage new sub-contractors (other than any short term or temporary employees or contractors that can, in each case, be terminated on the greater of (1) two weeks’ notice (or less) or (2) notice required under applicable employment standards legislation);
(viii)    (A) enter into, amend or renew any contracts, agreements, policies or arrangements relating to the funding of or provisions of benefits under a Target Company Benefit Plan (other than any such contracts, agreements or policies that (1) can be terminated by the Target Company, without penalty, on less than three months’ notice, or (2) do not provide for a year over year increase in premiums exceeding 5%, or (B) enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, profit sharing, deferred compensation, bonus, severance, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any similar arrangement, in respect of any director, officer, employee or consultant of any Target Company, take any action to accelerate the vesting of compensation or benefits payable thereunder, or make any discretionary contributions or payments to any trust or other funding vehicle for a Target Company Benefit Plan, except in any case (x) as may be required by applicable Law, (y) to satisfy contractual obligations existing as of the date of this Agreement, or (z) as required by the terms of any applicable agreement or benefit plan in existence on the date of this Agreement; provided, however, that notwithstanding the foregoing, any recently promoted employee shall be eligible to receive any benefits or compensation payable under any pension, retirement, stock option, stock purchase, profit sharing, deferred compensation, bonus, severance, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any similar arrangement that is in effect as of the date of this Agreement;
(ix)    make any change in accounting methods, principles, practices or policies used by any Target Company as may be materially affecting their assets or Liabilities, except insofar as may be required by Law or applicable accounting principles;
(x)    unless reasonably necessary to effectuate the Tax treatment specified in Section 3.8(e), make or change any election not in the ordinary course of business consistent with past practice, change an annual accounting period, adopt or change any accounting

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method, file any amended Tax Return, enter into any closing agreement, settle any claim for Taxes or assessments relating to it, surrender any right to claim a refund of Taxes, consent to any extension or waiver of limitation period applicable to any claim for Taxes or assessments relating to it, if such election, adoption, change, amendment, agreement, settlement, surrender or consent would increase the liability of Purchaser for Taxes that are not otherwise borne by the Sellers under Section 8.2 or is in respect of the Tax Receivables;
(xi)    other than the settlement of collection Actions in the ordinary course of business, (A) settle any Action (1) with a value greater than $250,000 individually or $1,000,000 in the aggregate and for which a reserve has not been established by the applicable Target Company, (2) for an amount more than 15% above the amount of any reserve established for such Action by the applicable Target Company, or (3) that would create an adverse precedent for an Action that, in the reasonable judgment of Parent, after consultation with Purchaser, is reasonably likely to be material to the Target Companies, taken as a whole, or (B) waive or release any rights or claims material to the Target Companies, taken as a whole, or agree or consent to the issuance of any Government Order restricting the Target Business in any material respect or that would be reasonably likely to adversely affect the Target Business in any material respect;
(xii)    other than any transfers to another Target Company or in the ordinary course of business consistent with past practice, sell, lease, license or otherwise dispose of, grant an Encumbrance on or permit an Encumbrance to exist on, or agree to sell, lease, license, or otherwise dispose of, or grant or permit an Encumbrance on, any material properties or assets of the Target Companies with a value greater than $1,000,000 in the aggregate, in each case, other than any Permitted Encumbrances;
(xiii)    other than in the ordinary course of business consistent with past practice, acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any material assets, in each case, in any transaction with a value greater than $1,000,000 in the aggregate, or enter into any new line of business;
(xiv)    make any distribution (whether in cash, stock, equity rights or property) or declare or pay any dividend to any Person other than a Target Company, effect a reduction of the capital, or enter into any contractual commitment to effect any of the foregoing, other than the Distribution;
(xv)    commence any proceeding or file any petition in any court relating to the bankruptcy, reorganization, insolvency, dissolution, liquidation or relief from debtors, in any case, in respect of any Target Company;
(xvi)    (A) enter into any new Specified Contract, (B) renew or terminate any existing Specified Contract, except renewals of existing Specified Contracts on terms that are, in the aggregate, at least as favorable to the applicable Target Company as the terms thereof on the date of this Agreement or (C) amend or modify any material right or obligation under any existing Specified Contract;

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(xvii)    make any capital expenditure other than in the ordinary course of business consistent with past practice and, in any event, not in excess of $500,000 individually or $2,000,000 in the aggregate;
(xviii)    other than in the ordinary course of business, consistent with past practice or in connection with any Securitization Transaction, and except as required by applicable Law, IFRS or any internal policies and procedures, make any material change to (A) their investment securities portfolios, derivatives portfolios or interest rate exposure, through purchases, sales or otherwise, or (B) the manner in which such portfolios are classified or reported, in any material respect; or
(xix)    affirmatively authorize or commit to do any of the actions prohibited by this Section 5.1(a).
(b)    Notwithstanding anything to the contrary in Section 5.1(a), neither Parent nor any of its Affiliates shall be prevented from undertaking, be required to obtain Purchaser’s consent in relation to, or incur any Liability as a result of effecting any of the following:
(i)    any matter required by Law or any Government Authority;
(ii)    the performance of any obligation, or the taking of any action permitted or required by any Transaction Document;
(iii)    any action expressly disclosed in Section 5.1(b) of Parent’s Disclosure Letter to be taken by Parent or any of its Affiliates (including the Target Companies) on or prior to the Closing Date;
(iv)    the performance of an obligation under any Specified Contract existing as at the date hereof;
(v)    the contribution of any funding to any Target Company at the request or direction of any Government Authority, provided that (x) Parent shall have promptly provided Purchaser, and in any event within three Business Days of Parent’s receipt (either directly or through an Affiliate), a copy of any such request or direction of a Government Authority, and (y) Parent shall have promptly provided Purchaser reasonably satisfactory evidence as to the making of such contribution and the reasons therefor as soon as practicable, and in any event within three Business Days, after such contribution has been made;
(vi)    the release or discharge of any Liability owed by a Target Company to Parent or any of its Affiliates, or owed by Parent or any of its Affiliates to a Target Company pursuant to Section 5.12; or
(vii)    any action taken in connection with disaster recovery or related emergency response efforts with the intention of minimizing any adverse effect resulting from such efforts (provided that Parent shall promptly notify Purchaser of any such efforts).

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Section 5.2    Sale of Target Equity Interests. Between the date hereof and the Closing, Parent shall not, and shall cause each of the Sellers not to (except as may be approved by Purchaser (such approval not to be unreasonably withheld, conditioned or delayed)), issue, sell, transfer, dispose of or encumber any Equity Interests of the Target Companies or Rights in respect thereof, or admit any new partner or member with respect to any Target Company, except as may be disclosed in Parent’s Disclosure Letter.
Section 5.3    Cooperation.
(a)    The Parties shall, and shall cause their respective Affiliates to, cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their respective parts under this Agreement and applicable Laws to satisfy the conditions set forth in Article VI and to consummate and make effective the transactions contemplated by the Transaction Documents with the intent of effecting the Closing as promptly as practicable, including preparing and filing all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, waivers, orders, interpretive guidance, exemptions, Permits and authorizations necessary to be obtained from any Government Authority (including the Required Governmental Approvals) in order to consummate the transactions; provided, however, that each Party agrees to, and to cause its respective Affiliates to, reasonably consult with each other in advance of any filing, and agrees to consider and reasonably take into account the views of the other Party in connection with each such filing. Without limiting the generality of the foregoing, each Party shall, and shall cause its respective Affiliates to, make timely and as promptly as practicable (and in no event later than 30 calendar days after the date hereof) all filings and submissions required under any applicable Law in connection with the Transaction Documents and the transactions contemplated thereby, and file promptly any additional information requested under any applicable Law in connection therewith, after receipt of the request therefor.
(b)    Without limiting the generality of this Section 5.3, the Parties shall reasonably cooperate with each other and shall each furnish to the other all information reasonably necessary or desirable in connection with making any application or other filing required to be made pursuant to any applicable Law, and in connection with resolving any investigation or other inquiry by any Government Authority under any applicable Laws, in each case, with respect to the transactions contemplated by the Transaction Documents. Each Party shall as promptly as reasonably practicable inform the other of any communication with or from, and any proposed understanding, undertaking or agreement with, any Government Authority regarding such applications and filings. Neither Party nor any of their respective Representatives shall agree to participate in any substantive meeting or discussion with any Government Authority in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Government Authority, gives the other Party the opportunity to attend; provided, however, that Purchaser shall not be required to provide Parent or its counsel with an opportunity to attend and/or participate in any meetings, conference calls or other communications that may be held with OSFI in connection with approvals required under the Bank Act or the TLCA; provided, further, that Purchaser shall, as promptly as practicable, provide

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reports on such meetings, conference calls or other communications to Parent or its counsel, which reports shall include a comprehensive summary of the subject matter of such meetings, calls and communications, including any issues, questions or concerns raised in connection with the transactions contemplated hereby. The Parties shall consult and reasonably cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with all meetings, actions and proceedings under or relating to any applicable Laws in connection with the transactions contemplated by this Agreement (including, with respect to making a particular filing, by providing copies of all such documents to the non-filing Party prior to filing, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith); provided, however, that in respect of the approvals required under the Bank Act or the TLCA, any confidential information shall be redacted and provided only to legal counsel to the Parent. Any such provision of information by one Party to the other may be made on a counsel-only basis to the extent required under applicable Law, and any such materials may be redacted (i) to remove references concerning the valuation of the Target Companies, (ii) as necessary to comply with contractual arrangements, (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns or (iv) as otherwise necessary to comply with applicable Law.
(c)    Without limiting the generality of this Section 5.3, Purchaser agrees to use its reasonable best efforts (1) to obtain any and all consents, registrations, approvals, waivers, orders, interpretive guidance, exemptions, Permits and authorizations necessary to be obtained from any Government Authority (including the Required Governmental Approvals) to cause the transactions contemplated by this Agreement to occur prior to the Outside Date and (2) to avoid or eliminate each and every impediment to obtaining any and all consents, registrations, approvals, waivers, orders, interpretive guidance, exemptions, Permits and authorizations necessary to be obtained from any Government Authority (including the Required Governmental Approvals) to cause the transactions contemplated by this Agreement to occur prior to the Outside Date.
(d)    The Parties shall keep each other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of any material notices or other communications received by either Party or its Affiliates (as the case may be) or, to its Knowledge, its Representatives from any Government Authority with respect to the transactions contemplated by this Agreement, in each case to the extent permitted by applicable Law. The Parties shall give prompt notice to each other of any development or combination of developments that, individually or in the aggregate, is reasonably likely to prevent, materially delay or materially impair its respective ability to consummate the transactions contemplated by this Agreement, including the failure to satisfy a condition to the Closing set forth in Article VI; provided, however, that no such notification shall affect the representations, warranties, covenants or obligations of the Parties or the conditions to the obligations of the Parties under this Agreement.
Section 5.4    Pre-Closing Restructuring. Between the date hereof and the Closing Date, the Parties shall cooperate in good faith to effect the Restructuring in a manner that is reasonably satisfactory to each Party. Parent agrees to keep Purchaser reasonably informed regarding the timing

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and actions made in connection with the Restructuring. Notwithstanding the foregoing, Parent’s obligation pursuant to this Section 5.4 shall be subject to the filing of all documentation to effect all necessary notices, reports and other filings with and obtaining all consents, registrations, approvals, waivers, orders, interpretive guidance, exemptions, Permits and authorizations from all applicable Government Authorities with respect to the Restructuring. No actions undertaken by Parent or any of its Affiliates (including the Target Companies) in connection with the Restructuring (nor the effects resulting from any such actions) shall (i) serve as the basis for a breach of any representation or warranty contained in Article III (including for purposes of determining whether an indemnifiable claim for Losses exists under Article VIII) or (ii) be prohibited by Section 5.1(a) or Section 5.2. Parent or one or more of its Affiliates (other than the Target Companies) shall bear all out-of-pocket costs and expenses (including any fees and Taxes) incurred in connection with the Restructuring.
Section 5.5    Access and Information.
(a)    From the date hereof until the Closing, subject to any applicable Law, Parent, in its reasonable discretion and to the extent not disruptive to the employees of the Target Companies, Target Business and the senior management of the Target Companies, shall, and shall cause its Affiliates to, afford Purchaser and its Affiliates, subject to any contractual restrictions, reasonable access during normal business hours upon reasonable advance notice to the books and records of the Target Business and senior management of the Target Companies and their respective agents and auditors, in each case, to the extent reasonably required by Purchaser to ensure an orderly and efficient transition of the Target Business to Purchaser (including meetings in connection with talent identification and interviews with key employees), to prepare for the Closing and to facilitate the satisfaction of the conditions to the Closing under Article VI; provided, however, that in no event shall Purchaser have access to any information (i) that relates solely to any portion of the business of Parent or its Affiliates that is not being transferred pursuant to this Agreement or (ii)  in Parent’s reasonable determination, the disclosure of which would violate applicable Law, or could result in the waiver of any legal privilege. In the event that disclosing information would violate any obligation of Parent or any of its Affiliates with respect to confidentiality, the Parties shall reasonably cooperate so the information might be made available in a redacted format, or, if such redaction would result in pertinent information being omitted, Parent shall make such information available if Purchaser delivers confidentiality, and if reasonably required, indemnity, undertakings reasonably satisfactory to Parent.
(b)    Following the Closing, to the extent permitted by applicable Law, Purchaser agrees to provide (or cause its Affiliates to provide) Parent with all necessary access to all books and records and other documents that it acquires pursuant to this Agreement and to its assets, properties and Representatives, in each case, to the extent that such access is reasonably required by Parent or any of its Affiliates, (i) to prepare financial statements, Tax filings or regulatory filings of Parent in respect of periods ending on or prior to the Closing Date, (ii) to comply with the terms of any Transaction Document, any applicable Law or request of any Government Authority, (iii) to defend or prosecute any judicial, arbitral or regulatory proceeding to which Parent or any of its Affiliates is a party relating to the business and affairs of the Target Companies prior to the Closing, or (iv)

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in connection with any claim for indemnity made under or pursuant to this Agreement, in each case, subject in the case of any Confidential Information of Purchaser or any of its Affiliates to Parent and its Representatives agreeing to maintain the confidentiality of such information; provided, however, that in no event shall Parent have access to any information the disclosure of which, based on advice of Purchaser’s counsel, or in Purchaser’s reasonable determination, would violate applicable Law or could result in the waiver of any legal privilege. In the event that disclosing information would violate any obligation of Purchaser or any of its Affiliates with respect to confidentiality, the Parties shall reasonably cooperate so the information might be made available in a redacted format, or, if such redaction would result in pertinent information being omitted, Purchaser shall make such information available if Parent delivers confidentiality, and if reasonably required, indemnity, undertakings reasonably satisfactory to Purchaser. Purchaser agrees to (or to cause its Affiliates to) retain and preserve all books and records and all other documents that it and its Affiliates acquire pursuant to this Agreement for at least eight years following the Closing Date (or longer if required by applicable Law).
Section 5.6    Confidentiality.
(s)    Sections 3, 4, 5 and 11 of the Confidentiality Agreement shall cease to have any force or effect as of the Closing Date.
(t)    Subject to Section 5.7 and Section 5.6(c), from and after the Closing Date, (i) each Party that receives or obtains Confidential Information, or whose Affiliates receive or obtain Confidential Information (collectively, the “Receiving Party”), from the other Party or any of its Affiliates (collectively, the “Disclosing Party”) as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) shall treat such Confidential Information as confidential and shall not disclose or use any such Confidential Information except as provided herein.
(u)    Section 5.6(b) shall not prohibit disclosure or use of any Confidential Information if and to the extent: (i) the disclosure or use is required by Law, any Government Authority or any recognized stock exchange on which the Equity Interests of the Receiving Party or its Affiliates are listed (provided that, to the extent permitted by applicable Law, prior to such disclosure or use the Receiving Party shall (A) promptly notify the Disclosing Party of such requirement and provide the Disclosing Party with a list of Confidential Information to be disclosed and (B) reasonably cooperate in obtaining a protective order covering, or confidential treatment for, such Confidential Information), (ii) the disclosure is to any Government Authority having jurisdiction over the Receiving Party or any of its Affiliates in connection with ordinary course discussions with, and examinations by, such Government Authority, (iii) disclosed to any Government Authority with jurisdiction over the Receiving Party or its Affiliates (provided that, to the extent permitted by applicable Law, prior to such disclosure the Receiving Party shall (A) promptly notify the Disclosing Party of such requirement and provide the Disclosing Party with a list of Confidential Information to be disclosed and (B) reasonably cooperate in obtaining a protective order covering, or confidential treatment for, such Confidential Information), (iv) the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made in connection with the Tax affairs of the

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Disclosing Party, (v) the disclosure is made to the Receiving Party’s Representatives on a need-to-know basis (with the understanding that the Receiving Party shall be responsible for any breach by its Representatives of this Section 5.6), (vi) the Confidential Information is or becomes generally available to the public (other than as a result of a disclosure, directly or indirectly, by the Receiving Party or its Representatives), (vii) the Confidential Information is already in the Receiving Party’s possession (provided that such Confidential Information is not known by the Receiving Party to be subject to another confidentiality obligation), (viii) the Confidential Information is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party (provided that such sources are not known by the Receiving Party to be subject to another confidentiality obligation), (ix) in the case of disclosure or use by Purchaser and its Affiliates, the Confidential Information relates exclusively to the Target Companies and is independently developed after the Closing, or (x) the disclosure or use of such Confidential Information is made with the Disclosing Party’s prior written approval.
Section 5.7    Announcements. Neither Party shall, and they shall cause their respective Affiliates not to, issue any press release or make any general employee communication or public announcement relating to the subject matter of this Agreement until the Closing Date without the prior review and written approval of the other Party (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall not prohibit such disclosure if required by Law, any Government Authority or any recognized stock exchange on which the Equity Interests of either Party or any of their respective Affiliates are listed (in which case the applicable Party will use its commercially reasonable efforts to consult with the other Party before making the disclosure and to allow such other Party to review the text of the disclosure before it is made). Without limiting the reach of the preceding sentence, the Parties shall cooperate to develop all public announcement materials and general employee communications and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other Party.
Section 5.8    Insurance.
(f)    With respect to the Target Businesses, Parent shall (i) keep, or cause to be kept, all Insurance Policies or suitable replacements therefor (with terms, conditions, retentions and limits of liability that are substantially similar in all material respects to the existing policies or otherwise consistent with the market practice of businesses of a similar size and type), in full force and effect through the close of business on the Closing Date, and (ii) use commercially reasonable efforts to protect the rights of the insured Persons under such insurance policies or replacements in all material respects, including by causing said insured Persons to (A) pay or otherwise satisfy or have satisfied any unpaid premiums when due with respect to any period ending at or prior to the Closing, (B) provide any reasonably required notices (including renewal notices or, if applicable, other documentation reasonably required to continue in full force and effect the Insurance Policies) to the issuers thereof, and (C) act reasonably in respect of any decision whether to submit and pursue claims on a timely basis under the Insurance Policies.
(g)    Purchaser and its Affiliates (including, after the Closing, the Target Companies) will not have access to, and shall not be permitted to make any claims under, any of Parent’s or any of

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its Affiliate’s insurance policies and programs with respect to any events or circumstances, including events or circumstances relating to the Target Business that occurred or existed prior to the Closing.
Section 5.9    Interest in Intellectual Property.
(e)    Except as specifically provided in this Section 5.9 or the Transitional Trademark License Agreement, Purchaser acknowledges and agrees that none of Purchaser or its Affiliates (including, after the Closing, the Target Companies) is purchasing, acquiring, receiving a license to or otherwise obtaining any right, title or interest in, to or under any Intellectual Property owned or licensed by Parent or any of its Affiliates (other than the Target Companies), including the Parent Trademarks, but excluding the Company Trademarks.
(f)    Except as expressly permitted in the Transitional Trademark License Agreement, (i) Purchaser shall, and shall cause its Affiliates (which, as of and after the Closing, shall include the Target Companies) to, cease and discontinue all uses of the Parent Trademarks, and (ii) Parent shall, and shall cause its Affiliates to, cease and discontinue all uses of the Company Trademarks. Purchaser, for itself and its Affiliates (which, as of and after the Closing, shall include the Target Companies), agrees that the rights of the Target Companies to the Parent Trademarks pursuant to the terms of any trademark agreements between Parent and its Affiliates, on the one hand, and the Target Companies, on the other hand, shall terminate as of the Closing and be replaced by such rights as are provided by the Transitional Trademark License Agreement. Parent, for itself and its Affiliates, agrees that any of their respective rights to the Company Trademarks pursuant to the terms of any trademark agreements between Parent and its Affiliates, on the one hand, and the Target Companies, on the other hand, shall terminate as of the Closing and be replaced by such rights as are provided by the Transitional Trademark License Agreement.
(g)    Purchaser hereby irrevocably and unconditionally covenants, and will cause its Affiliates (which, as of and after the Closing, shall include the Target Companies) and its and their respective successors and assigns to covenant, not to, after the Closing, assert, initiate, file, or otherwise commence anywhere in the world any Action, or participate in or provide support for any such Action, against Parent or its Affiliates, or their respective successors or assigns or their respective officers, directors, employees, agents, direct or indirect customers, users, licensees, direct or indirect suppliers, service providers, distributors, resellers or contractors (each, an “IP User”) for infringement, misappropriation, or other violation of any Intellectual Property rights in or arising from any Intellectual Property owned by any of the Target Companies as of the date of this Agreement, provided (i) that the use, and the manner of use, of any such Intellectual Property by the applicable IP User is consistent with the use, and the manner of use, of any such Intellectual Property as of the date of this Agreement, and (ii) any such use of any such Intellectual Property does not otherwise breach Section 5.14.
Section 5.10    Cooperation Regarding Transition Arrangements.
(a)    Subject to applicable Law, between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement, each Party shall reasonably cooperate with the other Party to reasonably assist each other in planning and implementing necessary and appropriate

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policies, procedures and other arrangements in connection with the transition of ownership of the Target Companies, including the services to be provided pursuant to the Transition Services Agreement. As necessary in connection therewith, each Party shall designate certain of their respective employees as “Transition Coordinators” to coordinate planning and implementation contemplated by this Section 5.10(a).
(b)    The Parties shall, and shall cause their respective Affiliates to, use their respective commercially reasonable efforts to obtain any consents and approvals and make any other notifications that may be required in connection with the provision of services and access to certain facilities as of the Closing Date pursuant to the Transition Services Agreement. The Parties agree that any costs and expenses payable to third parties (other than the respective Representatives of each of the Parties) in connection with the procurement of any such consents or waivers of third parties necessary or advisable for the provision of such services and access to such facilities shall be borne by equally by Parent and Purchaser, provided that the Parties shall cooperate to minimize such costs and expenses. If the Parties are unable to obtain any such consent or approval prior to the Closing, the Parties shall use commercially reasonable efforts to obtain, as of the Closing Date, a commercially reasonable alternative to the services and access to the facilities to which such consent or approval and the costs and expenses payable to obtain such alternative (but not the costs and expenses for the ongoing receipt of such alternative services and access to the facilities) shall be borne equally by Parent and Purchaser, provided that the Parties shall cooperate to minimize such costs and expenses.
(c)    From and after the date hereof, subject to applicable Law and the reimbursement of costs as provided in this Section 5.10(c), Parent shall, and shall cause the Target Companies to, in Parent’s reasonable discretion and to the extent not disruptive to the employees of the Target Companies, reasonably cooperate in sending communications to and to arranging meetings between Purchaser and the Target Companies, on the one hand, and the Target Companies’ auto dealers or auto manufacturers, on the other hand, in each case as reasonably requested by Purchaser. The content of any such communications shall be mutually agreed upon by the Parties. All reasonable out-of-pocket costs relating to any communications sent by the Target Companies at the request of Purchaser shall be borne by Purchaser, provided Parent shall obtain Purchaser’s prior written approval before any such costs in excess of $15,000 are incurred. Subject to applicable Law, between the date of this Agreement and the Closing Date, Parent shall keep Purchaser informed and cooperate with Purchaser in connection with the efforts of the Target Companies to retain their auto dealers and auto manufacturers.
Section 5.11    Employee Matters.
(c)    Effective as of and from the Closing, each employee who is employed by any of the Target Companies as of immediately prior to the Closing (the “Continuing Employees”) shall continue in employment with Purchaser or an Affiliate thereof. Subject to Section 5.11(g), for the one-year period immediately following the Closing Date, or, if longer, for the period of time required by applicable law, Purchaser shall, or shall cause its Affiliates to, provide to each Continuing Employee (i) base compensation and incentive compensation (including equity compensation) opportunities and welfare and retirement benefits and perquisites that, in the aggregate, are

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substantially similar to the base compensation and incentive compensation (including equity compensation) opportunities and welfare and retirement benefits and perquisites provided by Parent and the Target Companies as in effect for each such Continuing Employee as of immediately prior to the Closing, except with respect to pension benefits (for those Continuing Employees currently participating in a defined benefit plan) and retiree benefits (healthcare and life insurance), and (ii) severance benefits that are substantially similar to the severance benefits provided by the Target Companies to each such Continuing Employee immediately prior to the Closing. Effective immediately upon the Closing, Purchaser may designate certain Continuing Employees to be eligible to participate in the benefit and compensation plans, contracts, policies and arrangements of Purchaser or its applicable Affiliates (including any benefit and compensation plans, contracts, policies and arrangements of the Target Companies maintained by Purchaser or its Affiliates after the Closing) (the “Purchaser Benefit Plans”).
(d)    For purposes of vesting, benefit accrual, eligibility for benefits, vacation and sick time credit and eligibility to participate under the Purchaser Benefit Plans (but not for purposes of benefit accrual under any Purchaser Benefit Plan that is not a Target Company Benefit Plan that continues to be maintained by Purchaser or its Affiliates after Closing), each Continuing Employee shall be credited with his or her years of service with the Target Companies and their respective predecessors before the Closing, to the same extent as such Continuing Employee was entitled, before the Closing, to credit for such service under any similar Target Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits, including duplication of any severance payment, with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Purchaser shall cause or shall cause its applicable Affiliates to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Purchaser Benefit Plans to the extent coverage under any such Purchaser Benefit Plan is replacing comparable coverage under a Target Company Benefit Plan in which such Continuing Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”), and (ii) for purposes of each Purchaser Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such Purchaser Benefit Plan to be waived for such Continuing Employee and his or her covered dependents. Purchaser shall cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding Purchaser Benefit Plan begins to be taken into account under such Purchaser Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year.
(e)    Parent shall be responsible for all payment obligations, and shall reimburse Target Companies for any payments made by the Target Companies on or after the Closing Date under the Retention Agreements except to the extent that such payment obligations are accrued or reserved for in the Final Closing Statement.

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(f)    To avoid doubt, effective as of the Closing, the applicable Target Company and its Affiliates shall retain responsibility for the registered pension plan listed in Section 5.11(d) of Parent’s Disclosure Letter (the “Pension Plan”) and, subject to Section 5.11(f), shall be solely responsible for all Liabilities with respect to such Pension Plan, and shall hold harmless Parent and its Affiliates in respect of such Pension Plan.
(g)    Within 30 days of the date of this Agreement, Parent shall provide to Purchaser in writing a list of all employees of the Target Companies, including information regarding each such employee’s participation in Target Company Benefit Plans and in Parent Plans. Not less than two (2) weeks prior to the Closing Date, Parent shall provide to the Purchaser in writing (i) a list of all Continuing Employees including each such employee’s length of service, job title, salary and compensation details and information regarding participation in Target Company Benefit Plans and in Parent Plans, and (ii) a list of the sales personnel, sales support staff, credit relationship managers, dealer relationship managers and contract processing managers of the Target Companies (other than administrative personnel) (each, a “Specified Person”), together with any other employee data reasonably requested by Purchaser; provided, however, that such other employee data reasonably requested is requested in writing not less than four (4) weeks prior to the Closing Date.
(h)    Effective as of February 1, 2013, or effective on the Closing Date if earlier (in either event the “Excluded Employees Benefit Transition Date”) the Excluded Employees shall cease to accrue further benefits under and participate in any of the Target Company Benefit Plans including the Pension Plan. As soon as practicable following the date hereof, Parent shall take steps to establish and register or cause to be established and registered with the relevant pension Government Authority a registered pension plan to be effective as of the Excluded Employees Benefit Transition Date to provide pension benefits for the Excluded Employees who participated in the Pension Plan immediately prior to such date (the “Replacement Pension Plan”). As soon as the Replacement Pension Plan has been filed for registration with the relevant Government Authority, Parent shall notify the Purchaser and provide Purchaser with a copy of the Replacement Pension Plan. As soon as practicable thereafter and if possible (and if permitted by Law) prior to the Excluded Employees Benefit Transition Date, the Target Company which is the administrator of the Pension Plan shall prepare and file with the relevant Government Authority an application for approval to transfer the defined contribution account balances of the Excluded Employees from the Pension Plan to the Replacement Pension Plan (for greater certainty, the asset transfer is to include the Excluded Employees’ entire account balances, including amounts contributed up to the Excluded Employees Benefit Transition Date as well as interest and earnings following such date up to the date of the asset transfer, less any benefits or expenses paid therefrom). If the Government Authority declines to approve the asset transfer, then the account balances shall remain in the Pension Plan to be dealt with in the normal course in accordance with its terms and applicable Law. From and after the Closing, Parent shall indemnify the Target Companies and the Purchaser and its Affiliates for any costs incurred by them on and after the Closing Date in respect of such asset transfer. Parent shall also establish or cause to be established, to be effective on and after the Excluded Employees Benefit Transition Date, non-pension benefit plans (the “Excluded Employees Benefit Plans”) for the Excluded Employees who participated in the Target Company Benefit Plans (other than the Pension Plan – the “Target Company Non-Pension Plans”) immediately prior to such date. From and after

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the Closing, Parent shall indemnify and hold harmless Purchaser and its Affiliates, and the Target Companies, from and against any and all claims made by any of the Excluded Employees in respect of benefits under the Target Company Benefit Plans, unless such claims are paid from a Target Company Benefit Plan. Any claims incurred by the Excluded Employees prior to the Excluded Employees Benefit Transition Date and not paid prior to such date shall be covered by the Target Company Non-Pension Plans if the relevant plan is provided pursuant to insurance and not on an administrative-services only basis and the claim is covered by the relevant insurance policy; any other claims incurred by the Excluded Employees either before or on and after such date shall be covered by the Excluded Employees Benefit Plan. “Incurred” means, in relation to such claims, the date on which the event giving rise to such claim occurred and, in particular: (i) with respect to a death or dismemberment claim, shall be the date of the death or dismemberment; (ii) with respect to a short-term or long-term disability claim, shall be the date that the period of short-term or long-term disability commenced; (iii) with respect to an extended health care claim, including, without limitation, dental and medical treatments, shall be the date of the treatment; and (iv) with respect to a prescription drug or vision care claim, the date that the prescription was filled. Notwithstanding the foregoing, Parent shall make commercially reasonable efforts to establish or cause to be established the Replacement Pension Plan and the Excluded Employees Benefit Plans effective January 1, 2013 (or the Closing Date if earlier); if Parent succeeds in doing so, then this Section 5.11(f) shall be read such that the Excluded Employees Benefit Transition Date is January 1, 2013 (or the Closing Date if earlier) for all purposes.
(i)    Purchaser and Parent acknowledge and agree that all provisions contained in this Section 5.11 are included for the sole benefit of Purchaser and Parent and nothing contained herein shall (i) be construed as an amendment to any employee benefit plan or program, (ii) create any third-party beneficiary or other rights in any other Person, including any Continuing Employee or former employee of any of Purchaser, Parent, the Target Companies or any of their respective Affiliates, or any dependent or beneficiary thereof, (iii) limit the right of the Purchaser or its Affiliates to, at any time after the Closing, terminate the employment of any Continuing Employee or amend or terminate (in whole or in part) any Purchaser Benefit Plans, (iv) require any Purchaser Benefit Plans to replicate any particular benefit(s) provided under the Target Company Benefit Plans prior to the Closing or (v) require or otherwise obligate Purchaser or Parent or any of their respective Affiliates to maintain any particular employee benefit plan (including any severance policy or practice) or retain the employment of any Continuing Employee following the Closing Date.
Section 5.12    Termination of Certain Affiliate Arrangements; Replacement of Guarantees and Transferred Derivatives; Certain Releases.
(e)    Subject to applicable law, on or prior to the Closing Date, all Related Party Contracts (other than those set forth in Section 5.12(a) of Parent’s Disclosure Letter) shall be terminated as between Parent or any of its Affiliates (other than the Target Companies), on the one hand, and any of the Target Companies, on the other hand, and all payables and receivables under any Related Party Contracts so terminated shall have been settled and shall be reflected on the Estimated Closing Statement and Final Closing Statement.

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(f)    Subject to applicable Law, at or prior to the Closing, Purchaser shall (i) arrange for substitute letters of credit, guarantees and other obligations or commitments to replace (A) any letters of credit, guarantees (including any guarantees in connection with any Securitization Transaction), surety bonds, performance bonds, capital maintenance agreements or commitments, and other contractual obligations or commitments entered into by or on behalf of Parent or any of its Affiliates (other than solely by any of the Target Companies) in connection with the Target Business (together, the “Parent Guarantees”) outstanding as of the date hereof and (B) any Parent Guarantees entered into in the ordinary course of business, consistent with past practice, on or after the date hereof and prior to the Closing, (ii) assume all obligations under each Parent Guarantee or Transferred Derivative, obtaining from the creditor or other counterparty a full release (in a form satisfactory to Parent) of all parties liable, directly or indirectly, for reimbursement to the creditor or counterparty, as the case may be, or fulfillment of other obligations to a counterparty in connection with amounts drawn under the Parent Guarantees or due under the Transferred Derivatives, (iii) obtain from the creditor or other counterparty a waiver, release and discharge of any Parent Guarantee (in a form reasonably satisfactory to Parent) and (iv) obtain from the counterparty to any Transferred Derivative a novation of such Transferred Derivative to Purchaser or any of its Affiliates (in a form reasonably satisfactory to Parent). Purchaser shall make, or cause to be made, any required filings before any applicable Government Authority in connection with the foregoing. Purchaser further agrees that to the extent (1) the beneficiary or counterparty under any Parent Guarantee does not accept any such substitute letter of credit, guarantee or other obligation or commitment proffered by Purchaser, (2) Purchaser is unable to obtain from the beneficiary or counterparty under any Parent Guarantee a full release (in a form satisfactory to Parent) as contemplated by Section 5.12(b)(ii) Purchaser shall indemnify, defend and hold harmless Parent and its Affiliates against, and reimburse Parent and its Affiliates for, any and all amounts paid, including costs or expenses in connection with such Parent Guarantees, including Parent’s and its Affiliates’ expenses in maintaining such Parent Guarantees, whether or not any such Parent Guarantee is drawn upon or required to be performed, and shall in any event promptly (and in any event within three Business Days) reimburse Parent and its Affiliates to the extent any Parent Guarantee is called upon, and Parent or its Affiliates make any payment or are obligated to reimburse the party issuing the Parent Guarantee or (3) Purchaser is unable to obtain from the counterparty to any Transferred Derivative a novation (in a form satisfactory to Parent) as contemplated by Section 5.12(b)(iv), Purchaser shall enter into a back-to-back Derivative Transaction with Parent (or its designated Affiliate) with the same terms as such Transferred Derivative. At the request of Parent, Purchaser shall provide Parent and its Affiliates, as applicable, with letters of credit in an amount equal to Parent’s and its Affiliates’ entire potential liability pursuant to the immediately preceding sentence. Any such letters of credit shall be in such forms and from such counterparties as are satisfactory to Parent. Any costs or expenses in respect of the novation or assumption of any Transferred Derivative pursuant to this Section 5.12(b) shall be borne by Purchaser. Any novation of a Transferred Derivative shall be made effective as of the Closing Date or such other date as the Parties may agree; the termination of a Corresponding Derivative shall be made effective as of such date; and the payment (excluding any costs or expenses) to or from, as the case may be, Ally Investment Management LLC in respect of the novation to Purchaser of such Transferred Derivative shall be equal to the payment from or to, as the case may be, Ally Investment Management to Ally Credit Canada Limited in respect of the termination of the related Corresponding Derivative such that Ally Investment Management LLC shall not incur

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any net costs associated with the termination and novation of the Transferred Derivative and the related Corresponding Derivative
(g)    Subject to Section 5.12(a), and without prejudice to the Parties’ respective indemnification obligations under Article VIII, at or prior to the Closing, (i) the Target Companies shall execute releases acquitting, releasing and discharging Parent and its Affiliates (other than the Target Companies) from any and all Liabilities to the Target Companies that exist as of the Closing Date or that arise in the future from events or occurrences taking place prior to or as of the Closing Date, other than in respect of the Contracts disclosed in Section 5.12(c)(i) of Parent’s Disclosure Letter, and (ii) Parent and its Affiliates (other than the Target Companies) shall execute releases acquitting, releasing and discharging the Target Companies from any and all Liabilities to Parent or any of its Affiliates (other than the Target Companies) that exist as of the Closing Date or that arise in the future from events or occurrences taking place prior to or as of the Closing Date, other than in respect of the Contracts disclosed in Section 5.12(c)(ii) of Parent’s Disclosure Letter.
Section 5.13    Notices and Consents. Prior to Closing, the Parties will take all commercially reasonable steps necessary, and proceed diligently and in good faith, as promptly as practicable, to cause the relevant Target Companies to give such notices to third parties and obtain such third-party consents as Purchaser (acting reasonably) deems necessary or desirable in connection with the transactions contemplated by this Agreement; provided that Parent and Purchaser shall share on an equal basis any out-of-pocket expenses or any payments required to be made to any third party in connection with providing any such assistance, provided further that the Parties shall cooperate to minimize such expenses and payments. The Parties agree that, in the event that any such consent necessary or desirable to preserve for the Target Business or any of the Target Companies any right or benefit under any Contract to which a Target Company is a party is not obtained prior to the Closing, Parent will, subsequent to the Closing, reasonably cooperate (for a period not to exceed four months from the Closing Date) with Purchaser and the relevant Target Company in attempting to obtain such consent as promptly thereafter as practicable; provided that Parent shall not be required to incur any out-of-pocket expenses or make any payment to any third party in connection with providing any such assistance.
Section 5.14    Non-Compete; Non-Solicit.
(a)    During the period beginning on the Closing Date and ending on the third anniversary thereof (the “Non-Compete Term”), Parent and its Subsidiaries (the “Restricted Persons”) shall not directly or indirectly, anywhere in Canada (the “Restricted Territory”), originate or service consumer and commercial automobile loans and leases or conduct a deposit-taking business or directly or indirectly own an interest in, manage, operate or Control any Person that engages in the foregoing activities in the Restricted Territory (collectively, the “Restricted Activity”).
(b)    Notwithstanding the foregoing, nothing in this Agreement shall prohibit or in any way limit or apply to:
(i)    any Person other than the Restricted Persons from conducting any Restricted Activity;

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(ii)    any Restricted Person from performing any act or conducting any business required by this Agreement or any other Transaction Document;
(iii)    any Restricted Person from (A) acquiring, owning or holding up to 4.99% of the outstanding securities of an entity whose securities are listed and traded on a nationally recognized securities exchange or market, whether or not in the United States of America (provided that no Restricted Person may otherwise Control the business or affairs of such entity), (B) holding or exercising rights of ownership with respect to a security in a fiduciary, custodial or agency capacity or otherwise for the benefit of or on behalf of customers or other un-Affiliated beneficiaries or (C) continuing any existing relationship with a credit aggregation system known as RouteOne Canada provided that, and for so long as, no Restricted Person owns a majority of the Equity Interests in, or exercises operational control of, RouteOne Canada Corp;
(iv)    any Restricted Person from making passive investments for general insurance accounts or investment management activities in the ordinary course of its business;
(v)    subject to compliance with Section 5.14(h), the ownership of, any affiliation with, or the conduct of any other activity with respect to, a Person that conducts, either directly or indirectly, a Restricted Activity (any such Person, together with all of its Affiliates, a “Competing Person”) that is the result of (1) a merger, consolidation, share exchange, sale or purchase of assets, scheme of arrangement or similar business combination involving any Restricted Person with any Competing Person or (2) the acquisition of any Competing Person or any Equity Interests in any Competing Person by any Restricted Person, if, in the case of either (1) or (2), at least 66 2/3% of the total consolidated revenues of such Competing Person in the Restricted Territory in which it operates in the calendar year prior to such ownership or affiliation does not relate to a Restricted Activity;
(vi)    subject to compliance with Section 5.14(h), any Restricted Person from acquiring a Competing Person or more than 4.99% of the Equity Interests in any Competing Person that derived in excess of 33 1/3% of its total consolidated revenues in its most recent fiscal year from activities that constitute Restricted Activities; provided, however, that such Restricted Person may proceed with any such acquisition only if such Restricted Person uses commercially reasonable efforts (which efforts shall include conducting a bona fide sale process) to divest, as soon as reasonably practicable following the acquisition but in any event within one year of its acquisition, that portion of such Competing Person that constitutes Restricted Activities;
(vii)    subject to compliance with Section 5.14(h), (A) any Person not Affiliated with Parent that acquires Parent or any of its Affiliates or their respective successors or substantially all of their respective assets or business, or any of such Person’s Affiliates (other than Parent and its Affiliates prior to such acquisition) if such Person or any of its Affiliates engaged in a Restricted Activity in the Restricted Territory immediately before such acquisition or (B) any Person resulting from any merger, consolidation, share exchange, sale or purchase of assets, scheme of arrangement or similar business combination (a

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“Business Combination”) of Parent or any of its successors with or into any other Person not Affiliated with Parent, or any of such Person’s Affiliates, if (1) the directors of Parent immediately prior to such transaction do not serve as a majority of the directors of the surviving Person or direct or indirect parent of the surviving Person following such Business Combination, (2) the equity holders of Parent or any successor immediately before such Business Combination own, immediately following such transaction no more than 50% of the outstanding capital stock of the surviving Person (if the surviving Person is a publicly held company following the transaction) or the direct or indirect parent of the surviving Person (if the parent is a publicly held company following such Business Combination), and (3) such other Person or any of its Affiliates engaged in a Restricted Activity immediately before such Business Combination;
(viii)    any Restricted Person from foreclosing on collateral of or acquiring any of the outstanding Equity Interests in any Person that has outstanding Indebtedness to any Restricted Person, or engaging in any activities otherwise prohibited by this Section 5.14 in connection with any such Person as a result of the acquisition of such Equity Interests, in connection with a debt previously contracted in a distressed or troubled situation, provided, in each case, that any such Indebtedness was originated by the Restricted Person outside the Restricted Territory;
(ix)    any Restricted Person from continuing any businesses or operations in wind-down or liquidation that are not being acquired by Purchaser pursuant to this Agreement;
(x)    any Restricted Person from undertaking general advertising or marketing campaigns not targeting customers, clients or other third party beneficiaries of the Target Companies; provided that such advertising or marketing campaigns are not designed to solicit recipients for any services constituting any Restricted Activity in the Restricted Territory; or
(xi)    Parent and its Affiliates with respect to wholesale remarketing of vehicles to dealers within the Restricted Territory which vehicles were generated from Parent and its Affiliates' business in the United States.
(c)    Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that (i) subject to compliance with Section 5.14(h), no current or future Affiliate of Parent (or any of such Affiliate’s direct or indirect Subsidiaries) shall be subject to any of the restrictions or requirements set forth in this Section 5.14 at any time following the date on which Parent, directly or indirectly no longer Controls such Person and (ii) no current or future Affiliates of Parent (or any of such Affiliate’s direct or indirect Subsidiaries) shall be subject to any of the restrictions or requirements set forth in this Section 5.14 at any time for conducting a Restricted Activity outside of any Restricted Territory for the benefit of customers, clients or other third party beneficiaries who also may reside or otherwise have a presence within a Restricted Territory, other than, in the case of clause (ii), such portions of the business and operations of any auto dealer or auto manufacturer known to such Affiliates to be conducted in the Restricted Territory; provided that any funds lent by a Restricted Person to any auto dealer or auto manufacturer outside the

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Restricted Territory where such dealer or manufacturer utilizes, without the knowledge of such Affiliates, such funds for the benefit of its business and operations in the Restricted Territory will not be deemed a breach of Section 5.14(a).
(d)    During the period beginning on the Closing Date and ending on the third anniversary thereof, Parent and its Subsidiaries shall not, directly or indirectly, knowingly and proactively induce, solicit or attempt to induce or solicit in the Restricted Territory any auto dealer or auto manufacturer that is a customer of one or more Target Companies as of the Closing Date to cease conducting business therewith.
(e)    For a period of 540 days from and after the Closing Date, Parent shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, hire or solicit for employment any Specified Person; provided that nothing herein shall be construed to prevent or prohibit any Restricted Person from hiring or soliciting for employment any Specified Person (i) through the use of, or who responds to, general mass solicitations for employment (including advertisements) or a third-party recruiter (in each case, not specifically directed toward employees of the Target Companies), (ii) who was terminated by Purchaser or any of its Affiliates or (iii) who has not been an employee of any Target Company or Purchaser for at least 90 days prior to any direct or indirect solicitation or encouragement from any Restricted Person (other than solicitations or encouragements not otherwise in violation of this Section 5.14(d)).
(f)    For a period of 540 days from the expiry of the transition period under the Transition Services Agreement, Purchaser shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, hire or solicit for employment any individual who is an employee of Parent or any of its Affiliates and who provided any transition services under the Transition Services Agreement (each a “Transition Employee”); provided that nothing herein shall be construed to prevent or prohibit Purchaser or any of its Affiliates from hiring or soliciting for employment any Transition Employee (i) through the use of, or who responds to, general mass solicitations for employment (including advertisements) or a third-party recruiter (in each case, not specifically directed toward any Transition Employees), (ii) who was terminated by Parent or any of its Affiliates or (iii) who has not been an employee of Parent or any of its Affiliates for at least 90 days prior to any direct or indirect solicitation or encouragement from Purchaser or any of its Affiliates (other than solicitations or encouragements not otherwise in violation of this Section 5.14(f)).
(g)    Parent acknowledges that the covenants in this Section 5.14 are necessary in order to induce Purchaser to enter into and consummate the transactions contemplated by this Agreement, are required by Purchaser in connection with the transactions contemplated by this Agreement, and that Purchaser would not enter into and consummate the transactions contemplated by this Agreement without the agreement of Parent to the covenants contained in this Section 5.14. In the event that any of the provisions of this Section 5.14 should ever be adjudicated to exceed the time, scope, geographic, or other limitations permitted by applicable Law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, scope, geographic or other limitations enforceable under applicable Law.

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(h)    During the Non-Compete Term, Parent and its Affiliates shall not, directly or indirectly, knowingly use, or knowingly licence any third party to use, any Parent Trademark to conduct any Restricted Activity in the Restricted Territory (subject to the provisions of Section 5.14(b)(i), (ii), (iii), (iv), (viii), (ix), (x) and (xi)).
(i)    Parent and Purchaser confirm (i) that no portion of the Purchase Price is or shall be attributable to any non-compete and non-solicitation covenants for Canadian Tax purposes and such non-compete and non-solicitation covenants set forth herein have been granted to maintain or preserve the fair market value of the Target Equity Interests and (ii) that such non-compete and non-solicitation covenants meet the requirements of proposed subsection 56.4(8) of the Tax Act and section 333.10 of the Quebec Tax Act.
Section 5.15    Capital Distribution. Subject to applicable Law, prior to the Closing, Parent shall cause Ally Credit Canada Limited to make a capital distribution, in the form of cash or securities, in an amount of at least $250,000,000 up to the paid-up capital of Ally Credit Canada Limited (the “Distribution”). Prior to the Closing, Parent shall seek in good faith to increase the amount of the Distribution to an amount that is greater than $250,000,000 but no greater than $900,000,000; provided that the Parties have mutually agreed upon a plan, satisfactory to each Party, to effect such increased Distribution (with each Party acting reasonably). Purchaser shall cooperate with Parent in planning and structuring the manner in which Ally Credit Canada Limited effects the Distribution, and Parent shall consult with Purchaser in connection with any proposed distribution of securities as part of the Distribution.
Section 5.16    Other Transaction Documents. At the Closing, each Party shall, and shall cause its respective Affiliates to, execute each Transaction Document (other than this Agreement) to which it is contemplated to be a party.
Section 5.17    Further Assurances. The Parties agree that, from time to time, whether before, on or after the Closing Date, each of them shall execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably requested by the other Party to carry out the purposes and intents of this Agreement.
ARTICLE VI
CONDITIONS TO CLOSING
Section 6.1    Conditions to Each Party’s Obligations. The obligations of the Parties to effect the Closing are subject to the satisfaction (or written waiver by each Party) on or prior to the Closing of each of the following conditions:
(a)    Government Approvals. All Required Governmental Approvals shall have been obtained, and any applicable waiting periods relating thereto shall have expired, been waived or been terminated early.

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(b)    No Prohibition. There shall be no Law in effect enjoining or otherwise prohibiting the Closing and no pending lawsuits, actions or proceedings to enjoin or otherwise prohibit the Closing shall have been commenced by any Government Authority or other Person.
Section 6.2    Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the Closing is also subject to the satisfaction (or written waiver by Purchaser) on or prior to the Closing of the following conditions:
(e)    Representations and Warranties. Each of the representations and warranties of Parent contained in Article III shall be true and correct as of the date hereof and as of the Closing Date except (i) for such representations and warranties that are made only as of a specific date, which shall be true and correct as of such date, and (ii) where the failures of such representations and warranties to be true and correct have not had and would not have a Company Material Adverse Effect (disregarding for purposes of this clause (ii) any limitations as to materiality or Company Material Adverse Effect set forth therein); provided that the Parent Fundamental Representations (other than the representations and warranties contained in Section 3.2(a)) shall be true and correct in all material respects as written as of the date hereof and as of the Closing Date, and the representations and warranties contained in Section 3.2(a) and Section 3.5(ii) shall be true and correct in all respects (other than, in the case of Section 3.2(a), for such failures to be true and correct that are de minimis).
(f)    Covenants. The covenants and agreements of Parent set forth in this Agreement to be performed at or prior to the Closing shall have been duly performed in all material respects.
(g)    Officer’s Certificate. There shall have been delivered to Purchaser a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, certifying the satisfaction of the conditions in Section 6.2(a) and Section 6.2(b).
(h)    Transaction Documents. Parent and its Affiliates, as applicable, shall have duly executed and delivered the Transaction Documents (other than this Agreement) to which they are a party.
(i)    Third Party Consents. All material third party consents or approvals of Government Authorities required by Parent or its Affiliates to provide any services under the Transition Services Agreement shall have been obtained, or Parent shall have satisfied Purchaser, acting reasonably, of Parent’s ability to provide such services without such consents or approvals at no additional material incremental cost to Purchaser.
Section 6.3    Conditions to Obligations of Parent. The obligation of Parent to effect the Closing is also subject to the satisfaction (or written waiver by Parent) on or prior to the Closing of the following conditions:
(a)    Representations and Warranties. Each of the representations and warranties of Purchaser contained in Article IV shall be true and correct as of the date hereof and as of the Closing Date except (i) for such representations and warranties that are made only as of a specific date,

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which shall be true and correct as of such date, and (ii) where the failures of such representations and warranties to be true and correct have not had and would not have a Purchaser Material Adverse Effect (disregarding for purposes of this clause (ii) any limitations as to materiality or Purchaser Material Adverse Effect set forth therein); provided that the Purchaser Fundamental Representations shall be true and correct in all material respects as written as of the date hereof and as of the Closing Date.
(b)    Covenants. The covenants and agreements of the Purchasers set forth in this Agreement to be performed at or prior to the Closing shall have been duly performed in all material respects.
(c)    Officer’s Certificate. There shall have been delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, certifying the satisfaction of the conditions in Section 6.3(a) and Section 6.3(b).
(d)    Transaction Documents. Purchaser and its Affiliates, as applicable, shall have duly executed and delivered the Transaction Documents (other than this Agreement) to which they are a party.
(e)    Restructuring. The Restructuring shall have been successfully completed by Parent.
ARTICLE VII
TAX MATTERS
Section 7.1    Seller Returns and Reports. Seller shall prepare or cause to be prepared, and timely file, or cause to be filed, when due all Tax Returns that are required to be filed by or with respect to the Target Companies before the Closing Date (“Pre-Closing Returns”) and shall timely pay, or cause to be paid, any Taxes shown due on such Tax Returns, other than in respect of the Taxes disclosed in Section 3.8(b) of Parent’s Disclosure Letter. All such Pre-Closing Returns shall be prepared in a manner consistent with past practice, except as otherwise required by Law. Sellers shall (i) promptly prepare (or cause to be prepared) all reasonably necessary documents or other correspondence in respect of the Tax Receivables that has not previously been provided to the relevant Government Authority (the “Tax Receivables Materials”), (ii) provide Purchaser with a reasonable opportunity to review and comment on the Tax Receivables Materials, (iii) consider in good faith all comments of Purchaser with respect to the Tax Receivables Materials, and (iv) submit (or cause to be submitted) the Tax Receivables Materials to the relevant Government Authority as promptly as possible. Seller shall promptly provide Purchaser with copies of all written correspondence with any Government Authority relating to the Tax Receivables and reasonable notice of any material discussions with any Government Authority relating to the Tax Receivables.
Section 7.2    Purchaser Returns and Reports.
(f)    Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, when due all Tax Returns that are required to be filed by or with respect to the Target Companies after the Closing Date. For any Taxes that are in respect of a taxable period beginning on or before and

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ending after the Closing (such period, a “Straddle Period” and each Tax Return for any Straddle Period, a “Straddle Period Return”), Purchaser shall prepare, or cause to be prepared, each Straddle Period Return on a basis consistent with (i) applicable Law, (ii) the Final Closing Statement, and (iii) to the extent not inconsistent with applicable Law, the past practices and procedures of the Target Companies. Purchaser shall provide to Parent for its review a draft of each Straddle Period Return no later than 60 days in the case of an income Tax Return, and 30 days in the case of any other Tax Return, prior to the due date for filing such Tax Return with the appropriate Government Authorities. Parent shall notify Purchaser in writing within 15 days in the case of an income Tax Return, and five days in the case of any other Tax Return, after delivery of a Straddle Period Return of any reasonable comments with respect to items set forth in such Straddle Period Return. Purchaser shall consider in good faith all such comments. Purchaser shall provide a final copy of each Straddle Period Return to Parent not less than two days before the deadline to file such Straddle Period Return and Purchaser shall ensure that such Straddle Period Return is duly filed.
(g)    Parent shall pay to Purchaser all Specified Tax Liabilities by wire transfer of immediately available funds within five (5) Business Days after the date of receiving notice from Purchaser that such Taxes are due. Parent shall be entitled to recover from Purchaser any amounts paid to Purchaser pursuant to this Section 7.2(b) to the extent that any final decision, judgment or award shall have been rendered by a Government Authority of competent jurisdiction finding that such Taxes were not payable by the Target Companies.
(h)    In the case of a Straddle Period, the Taxes allocable to the portion of such period that is a Pre-Closing Period shall be:
(v)    In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Period and the denominator of which is the number of calendar days in the relevant Straddle Period;
(vi)    In the case of Taxes not described in (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, or Taxes that are based upon occupancy or imposed in connection with any sale or other transfer or assignment of property), the amount of any such Taxes shall be determined as if such taxable period ended at the close of the Closing Date; and
(vii)    In the case of Canadian Taxes imposed in respect of income of a partnership, the amount of any such Taxes shall be determined as if the taxable year of the partnership ended at the end of the Closing Date.
(i)    The Purchaser may cause the Canadian Target Companies to make the election referred to in subsection 256(9) of the Tax Act, and comparable provisions of applicable provincial or territorial legislation, and to file such election(s) for such Canadian Target Companies’ taxation year(s) ending immediately before the Closing Date.

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Section 7.3    Amendments. Purchaser shall not permit any amendment, or any similar action, with respect to any Tax Return filed by the Sellers with respect to any Pre-Closing Period (if Sellers would be liable for any Losses arising from such amended returns) without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed; provided that the foregoing shall not apply to any amended Tax Return that may be required following resolution of a tax audit or other inquiry from a taxing authority conducted in accordance with the contest provisions of Section 7.4.
Section 7.4    Contest Provisions.
(v)    If a claim shall be made by any Government Authority, that, if successful, might result in a payment on behalf of Sellers to Purchaser under Section 8.2 or Section 8.4(f) (a “Tax Claim”), Purchaser shall promptly (and in any case no later than 15 days after Purchaser becomes aware of a Tax Claim) notify the Sellers with such potential liability in writing and in reasonable detail to apprise Sellers of the nature of the Tax Claim taking into account the facts and circumstances with respect to such Tax Claim (a “Tax Notice”). If a Tax Notice is not given to Sellers within such time period, such failure shall not preclude Purchaser from obtaining such indemnification but its right to indemnification shall be reduced to the extent that such delay prejudiced Sellers’ position or defense of the Tax Claim or increased the amount of liability or cost of defense.
(w)    Subject to Section 7.4(d), with respect to any Tax Claim or claim related to the Excess Tax Receivables, Sellers shall have the right, at their own sole expense, to control and conduct all proceedings and negotiations in connection with such Tax claim (including selection of counsel), and may, in their sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner. Purchaser or its designee shall have the right to participate in such proceedings and negotiations (including with counsel of its choice), at its sole expense, and Sellers shall reasonably cooperate with Purchaser and its accountants and other Representatives in connection with such participation. If Sellers elect, in their sole discretion, not to control and conduct the proceedings and negotiations in connection with a Tax Claim or a claim related to the Excess Tax Receivables, Sellers shall, within 20 days of receipt of a Tax Notice with respect to such claim, notify Purchaser in writing of their intention not to control and conduct the proceedings and negotiations in connection with such claim. In such event, Purchaser may control, or cause its designee to control, and conduct such proceedings and negotiations in such manner as it may deem appropriate, and Sellers shall have the right to participate in such proceedings and negotiations (including, without limitation, with counsel of their choice), at their sole expense, and Purchaser shall reasonably cooperate with Sellers and their accountants and other representatives in connection with such participation; provided that Purchaser shall not settle any Tax Claim or a claim related to the Excess Tax Receivables without Sellers’ consent (such consent not to be unreasonably withheld, conditioned or delayed).
(x)    Notwithstanding the foregoing, Sellers with potential liability under Section 8.2 with respect to a Tax Claim shall not be entitled to settle such Tax Claim in the event such settlement relates to any Taxes for which such Sellers are not liable unless such Sellers notify Purchaser in writing of their intention to settle such Tax Claim at least 20 days prior to the date of such proposed settlement. If Purchaser rejects the proposed settlement, Purchaser may control, or cause its designee

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to control, and conduct such proceedings and negotiations regarding such Tax Claim in such manner as it may deem appropriate at its sole expense, and Sellers shall have the right to participate in such proceedings and negotiations at their sole expense, and Purchaser and Sellers shall reasonably cooperate with each other and with their respective accountants and other representatives in connection with such participation. In such case, any amount payable by Sellers under Section 8.2 shall be no greater than the amount of the proposed settlement rejected by Purchaser, if the amount of such proposed settlement is acceptable to the relevant Government Authority and the proposed settlement is otherwise acceptable to the Government Authority in all material respects.
(y)    With respect to any Tax Claim relating to the Tax Receivables, Parent shall have the right to control and conduct all proceedings and negotiations in connection with such Tax Claim (including selection of counsel). Purchaser or its designee shall have the right to participate in such proceedings and negotiations (including with counsel of its choice) and Parent shall reasonably cooperate with Purchaser and its accountants and other Representatives in connection with such participation. Parent agrees that it shall dispute any Tax Claim relating to the Tax Receivables as expeditiously as possible. If Parent elects, in its sole discretion, not to control and conduct the proceedings and negotiations in connection with a Tax Claim relating to the Tax Receivables, Parent shall, within 20 days of receipt of a Tax Notice with respect to such Tax Claim, notify Purchaser in writing of its intention not to control and conduct the proceedings and negotiations in connection with such Tax Claim. In such event, Purchaser may control, or cause its designee to control, and conduct such proceedings and negotiations in such manner as it may deem appropriate, and Parent shall have the right to participate in such proceedings and negotiations (including, without limitation, with counsel of its choice), at its sole expense, and Purchaser shall reasonably cooperate with Parent and its accountants and other representatives in connection with such participation.
Section 7.5    Transfer and Sales Taxes. Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to any transfer, documentary, stamp or other related Taxes and any recording or filing fees, including interest or penalties thereon, in each case arising from the purchase and sale of the Target Equity Interests, and will pay all such Taxes in full. If required by applicable law, Sellers will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.
Section 7.6    Cooperation; Access to Records. After the Closing, Sellers and Purchaser shall cooperate fully in preparing for and conducting any audits of, or disputes with Tax authorities regarding, any Tax Returns, and shall provide such information as reasonably necessary for such audits, disputes or for the filing of all Tax Returns, subject to the provisions of Section 7.4. Parent shall, and shall cause each other Seller to, after the Closing, consistent with current practices of the Target Companies, retain such records, documents, accounting data and other information as are necessary for the preparation, filing and examination of Tax Returns with respect to Taxes of the Target Companies and shall make available to the other parties and to any Government Authority as reasonably requested all records, documents, accounting data and other information relating to Taxes of the Target Companies until the expiration of the statute of limitations (and, to the extent notified by Purchaser or the Target Companies, any extensions thereof) and shall give Purchaser reasonable written notice prior to transferring, destroying, or discarding any such books and records

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and, if Purchaser so requests, Sellers shall allow Purchaser to take possession of such books and records.
Section 7.7    No Tax Election.
(h)    Purchaser shall not make, and agrees to prevent the Target Companies from making, any tax election for U.S. income tax purposes that might adversely affect the Sellers without the prior written consent of the Sellers, which shall not be unreasonably withheld, taking into account any compensation provided by Purchaser to Sellers.
(i)    Other than a tax election that is made in respect of any taxable period (including portions thereof as allocated pursuant to Section 7.2(c)) beginning after Closing or a tax election made pursuant to Section 7.2(d), Purchaser agrees to prevent the Target Companies from making, any tax election for Canadian income tax purposes that might result in an increased payment by Sellers under Article VIII without the prior written consent of the Sellers, which shall not be unreasonably conditioned, withheld or delayed, taking into account any compensation provided by Purchaser to Sellers.
Section 7.8    Tax Sharing. Prior to the Closing Date, Sellers shall terminate any tax-sharing allocation, and indemnification agreements and arrangements of the Target Companies, and such agreements shall have no further effect for any taxable year or period (whether a past, present or future year or period), and no additional payments shall be made thereunder on or after the Closing Date with respect to any period.
Section 7.9    Income Tax Purchase Price Allocation. For U.S. federal income tax purposes (and for purposes of any state tax that is based upon similar principles), Purchaser and Parent shall (and shall cause their respective Affiliates to) allocate the Purchase Price, as determined for U.S. federal income tax purposes, among the Target Companies, or if a Target Company is treated as a “disregarded entity” within the meaning of U.S. Treasury Reg. § 301.7701-3(b)(2)(i)(C), to the assets of such Target Company, as reasonably specified by the Parent in writing in a final Purchase Price allocation statement delivered to the Purchaser no later than 15 days after the later of (1) Parent’s acceptance of the Final Closing Statement or (2) the resolution of all Parent’s objections to the Final Closing Statement pursuant to Section 2.3(d). Parent shall deliver to Purchaser no later than 15 days after the later of (1) Parent’s acceptance of the Final Closing Statement or (2) the resolution of all Parent’s objections to the Final Closing Statement pursuant to Section 2.3(d), a draft statement setting forth its calculation of the Purchase Price, for U.S. federal income tax purposes (including a schedule setting forth any assumed liabilities constituting part of such Purchase Price), and its proposed allocation of such Purchase Price among the Target Companies and/or their assets, which calculation and allocation shall be prepared in a manner consistent with all applicable requirements of the Code and the U.S. Treasury Regulations thereunder. If Purchaser disagrees either with the Parent’s determination or allocation of the Purchase Price set forth on such statement, Purchaser may deliver to Parent its proposed changes to such statement within 15 days of receipt thereof. Parent shall consider any such proposed changes reasonably and in good faith, accept any changes that are required by applicable Law and incorporate any such changes (and any other changes that it has agreed with Purchaser to make) in the final Purchase Price allocation statement

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to be delivered as provided in the first sentence of this Section 7.9. Without limiting the generality of the foregoing, Purchaser and Parent shall (and shall cause their respective Affiliates to) file all Tax Returns for U.S. federal income Tax purposes (and for purposes of any state tax that is based upon similar principles) in a manner consistent with the final Purchase Price allocation statement, taking into account any required adjustments to the Purchase Price and the allocation thereof that arise because of events that occur after the final Purchase Price allocation statement has been delivered.
Section 7.10    Refund of Tax Benefits. Purchaser shall pay to Parent, within 15 days, the amount of any refunds of Tax (other than in respect of the Tax Receivables which shall be dealt with in accordance with Section 8.4(f)) that are received by the Purchaser or the Target Companies, or any amounts credited against Tax to which Purchaser or the Target Companies become entitled, including, for certainty, any refund or amounts credited in respect of an Excess Tax Receivable, which refunds or amounts credited relate to Tax periods (or portions thereof) ending on or before the Closing Date (except to the extent shown as an asset on a balance sheet of a Target Company for purposes of, or otherwise taken into account in, calculating the Final Net Asset Value). Purchaser shall not be required to apply any Tax attributes arising in any taxable period (including portions thereof as allocated pursuant to Section 7.2(c)) beginning after Closing to any Pre-Closing Period in order to increase the amount of any Tax refund or any amounts credited against Tax which relate to Tax periods (or portions thereof) ending on or before the Closing Date.
ARTICLE VIII
SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES
Section 8.1    Survival. The representations, warranties, covenants and obligations of the Parties contained in or made pursuant to this Agreement shall survive in full force and effect until the date that is 540 days after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Section 8.2 or Section 8.3 thereafter), except (a) the Parent Fundamental Representations and the Purchaser Fundamental Representations shall each survive until the end of the applicable statute of limitations and (b) the representations and warranties set forth in Section 3.8 shall survive until the date that is 60 days after the relevant Government Authorities shall no longer be entitled to assess or reassess liability for Taxes against the Target Companies for the particular period to which the representation or warranty relates, having regard, without limitation, to any waivers given by the Target Companies in respect of any taxation year or taxation period, provided that if such waivers are given after the Closing Date, Parent shall have given its prior consent in writing, not to be unreasonably withheld, conditioned or delayed, to such waivers; provided, further, that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating the basis of the claim for indemnification) to the Indemnifying Person in accordance with Section 8.4 before the termination of such applicable survival period. The covenants and obligations that by their terms apply or are to be performed in whole or in part after the Closing shall survive for the period provided in such covenants and obligations, or until fully performed, and the covenants and obligations that by their terms apply or are to be performed in their entirety on or prior to the

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Closing shall terminate at the earlier of (x) the time at which they are performed and (y) immediately following the Closing.
Section 8.2    Indemnification by Parent.
(c)    After the Closing and subject to this Article VIII, Parent, on behalf of the Sellers, shall indemnify, defend and hold harmless Purchaser against, and reimburse Purchaser for, all Losses that Purchaser may at any time suffer or incur, or become subject to:
(i)    as a result of or in connection with the breach of any of the representations and warranties of Parent contained in Article III (it being understood that, for purposes of determining whether any breach has occurred or calculating the amount of any Losses under this Section 8.2(a)(i), all materiality and Company Material Adverse Effect qualifications and exceptions, including the words or phrases “material”, “immaterial”, “in all material respects” or words or phrases of similar import, (except for such qualifications and exceptions (A) used to qualify a list of items rather than to qualify a statement or (B) contained in Section 3.5(ii)) contained in such representations and warranties shall be disregarded);
(ii)    as a result of or in connection with any breach by Parent of any of its covenants or obligations contained in this Agreement;
(iii)    (A) that constitute a Liability for Taxes of any of the Target Companies (except as shown as a Liability or reserve on the Final Closing Statement for purposes of, or otherwise taken into account in, calculating the Final Net Asset Value) for any Pre-Closing Period (and, if such Taxes arise in a Straddle Period, as allocated pursuant to Section 7.2(c)), (B) resulting from Ally Credit Canada Limited receiving less than the full amount of the Tax Receivables from the relevant Government Authority (it being understood that any amounts applied by a Government Authority to reduce any Specified Tax Liability shall not be considered to be credited to Ally Credit Canada Limited for purposes of this Section 8.2(a)(iii)), and (C) relating to any reasonable third-party costs incurred by Purchaser or its Affiliates in connection with any matters relating to Taxes in the foregoing clauses (A) and (B), provided however, that such third-party costs shall not include professional fees incurred in connection with the dispute of any item herein with Parent or its Affiliates; or
(iv)    as a result of or in connection with the Sold Mortgage Business or under any Mortgage Sale Agreement, except for any Losses suffered by Purchaser as a result of or in connection with any breach or purported breach, by Purchaser or any of its Affiliates from and after the Closing Date, of any covenants or obligations contained in any Mortgage Sale Agreement (including pursuant to any waiver of any provision thereof obtained in connection with the transactions contemplated hereby); or
(v)    resulting from the Restructuring.
(d)    Notwithstanding anything to the contrary contained herein, Parent shall not be required to indemnify, defend or hold harmless Purchaser against, or reimburse, or otherwise have

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any liability under this Agreement to, Purchaser for any Losses pursuant to Section 8.2(a)(i) (other than Losses in connection with any Parent Fundamental Representations) until the aggregate amount of Purchaser’s Losses for which Purchaser is finally determined to be otherwise entitled to indemnification under Section 8.2(a)(i) exceeds $22,500,000 (the “Deductible”), after which Parent, on behalf of the Sellers, shall be obligated for all Purchaser’s Losses for which Purchaser is finally determined to be otherwise entitled to indemnification under Section 8.2(a)(i) that are in excess of the Deductible; provided that, once the aggregate amount of Purchaser’s Losses for which Purchaser is finally determined to be entitled to indemnification under Section 8.2(a)(i) exceeds $15,000,000 (the “Sub-Deductible”), then Parent, on behalf of the Sellers, shall be obligated for all Purchaser’s Losses for which Purchaser is finally determined to be entitled to indemnification under Section 8.2(a)(i) for Losses in connection with the representations and warranties in Section 3.8; provided that, to avoid doubt, any amounts actually paid for Losses hereunder (including under Section 8.2(a)(iii)) shall not be applied against the Deductible or the Sub-Deductible. Notwithstanding anything to the contrary contained herein, Parent shall not be required to indemnify, defend or hold harmless Purchaser against, or reimburse, or otherwise have any liability under this Agreement to, Purchaser for any Losses (1) pursuant to Section 8.2(a)(i) (other than Losses in connection with any Parent Fundamental Representation) in a cumulative aggregate amount exceeding $400,000,000 (the “Cap”) and (2) pursuant to Section 8.2(a)(ii), Section 8.2(a)(iv) and Section 8.2(a)(i) (only in respect of Losses in connection with the Parent Fundamental Representations) in a cumulative aggregate amount exceeding the Purchase Price.
(e)    Solely for purposes of this Article VIII, the term “Purchaser” includes Purchaser and its Affiliates (including, after the Closing Date, the Target Companies) and their respective successors (if any).
Section 8.3    Indemnification by Purchaser.
(z)    After the Closing and subject to this Article VIII, Purchaser shall indemnify, defend and hold harmless Parent, on behalf of itself and the Sellers, against, and reimburse Parent for, all Losses that Parent may at any time suffer or incur, or become subject to:
(i)    as a result of or in connection with the breach of any of the representations and warranties of Purchaser contained in Article IV (it being understood that for purposes of determining whether any breach has occurred or calculating the amount of any Losses under this Section 8.3(a)(i), all materiality and Purchaser Material Adverse Effect qualifications and exceptions, including the words or phrases “material”, “immaterial”, “in all material respects” or words or phrases of similar import, contained in such representations and warranties shall be disregarded);
(ii)    as a result of or in connection with any breach by Purchaser of any of its covenants or obligations contained in this Agreement; or
(iii)    that constitute a Liability for Taxes of any of the Target Companies for any taxable periods (including portions thereof as allocated pursuant to Section 7.2(c)) beginning after the Closing.

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(aa)    Notwithstanding anything to the contrary contained herein, Purchaser shall not be required to indemnify, defend or hold harmless Parent against, or reimburse, or otherwise have any liability under this Agreement to, Parent for any Losses pursuant to Section 8.3(a)(i) (other than Losses in connection with any Purchaser Fundamental Representations) with respect to any claim until the aggregate amount of Losses for which Parent is finally determined to be otherwise entitled to indemnification under Section 8.3(a)(i) exceeds the Deductible, after which Purchaser shall be obligated for all the Losses for which Parent is finally determined to be otherwise entitled to indemnification under Section 8.3(a)(i) that are in excess of the Deductible. Notwithstanding anything to the contrary contained herein, Purchaser shall not be required to indemnify, defend or hold harmless Parent against, or reimburse, or otherwise have any liability under this Agreement to, Parent for any Losses (1) pursuant to Section 8.3(a)(i) (other than Losses in connection with any Purchaser Fundamental Representation) in a cumulative aggregate amount exceeding the Cap and (2) pursuant to Section 8.3(a)(ii) and Section 8.3(a)(i) (only in respect of Losses in connection with the Purchaser Fundamental Representations) in a cumulative aggregate amount exceeding the Purchase Price.
(bb)    Solely for purposes of this Article VIII, the term “Parent” includes Parent and its Affiliates and their respective successors (if any).
Section 8.4    Claims Procedure.
(o)    Notification by the Indemnified Person. If any Person claiming indemnification under this Article VIII (the “Indemnified Person”) becomes aware of any fact, matter or circumstance that may give rise to a claim for indemnification under this Article VIII, the Indemnified Person shall (at its own expense) promptly notify the Person from whom indemnification is sought (the “Indemnifying Person”) in writing of such claim, including any pending or threatened claim or demand by a third party that the Indemnified Person has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted in writing by a third party against the Indemnified Person) (each, a “Third-Party Claim”), setting out the provisions under this Agreement on which such claim is based, and such other information (to the extent available) as is reasonably necessary to enable the Indemnifying Person to assess the merits of the potential claim, to make such provisions as it may consider necessary (including details of the legal and factual basis of the claim and the evidence on which the party relies (including where the claim is the result of a Third-Party Claim, evidence of the Third-Party Claim)) and setting out its estimate of the amount of Losses to the extent ascertainable which are, or are to be, the subject of the claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Person from any of its obligations under this Article VIII except to the extent that the Indemnifying Person is prejudiced by such failure. The Parties agree that (i) in this Article VIII they intend to shorten, in the case of the limited survival periods specified in Section 8.1, the applicable statute of limitations period with respect to certain claims; (ii) notices for claims in respect of a breach of a representation, warranty, covenant or obligation must be delivered prior to the expiration of the applicable survival period specified in Section 8.1 for such representation, warranty, covenant or obligation; and (iii) any claims for indemnification for which notice is not timely delivered in accordance with this Section 8.4(a) shall be expressly barred and

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are hereby waived; provided, further, that if, prior to such applicable date, a Party shall have notified the other Party in accordance with the requirements of this Section 8.4(a) of a claim for indemnification under this Article VIII (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article VIII notwithstanding the passing of such applicable date.
(p)    Cooperation by the Indemnified Person. The Indemnified Person shall reasonably cooperate with and assist the Indemnifying Person in determining the validity of any claim for indemnity by the Indemnified Person and in defending against a Third-Party Claim. In connection with any fact, matter, event or circumstance that may give rise to a claim against any Indemnifying Person under this Agreement, the Indemnified Person shall ensure that the Indemnified Person and its Affiliates, as applicable: (i) shall preserve all material evidence relevant to the claim, (ii) shall allow the Indemnifying Person and its advisers to investigate the fact, matter, event or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim, and (iii) shall (at its own expense) disclose to the Indemnifying Person and its Representatives all material of which it is aware which relates to the claim and provide, and procure that its Affiliates provide (at their own expense), all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Indemnifying Person or its Representatives may reasonably request, subject to the Indemnifying Person and its advisers agreeing in such form as the Indemnified Person may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question.
(q)    Assumption of Defense of a Third-Party Claim.
(i)    Upon receipt of a notice of a claim for indemnity from an Indemnified Person pursuant to Section 8.4(a) in respect of a Third-Party Claim, the Indemnifying Person may, by notice to the Indemnified Person delivered within 30 Business Days of the receipt of notice of such Third-Party Claim, assume the defense and control of any Third-Party Claim, with its own counsel and at its own expense, but shall allow the Indemnified Person a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense (which shall not constitute a Loss); provided, however, that the Indemnifying Person shall pay the reasonable fees and expenses of separate outside counsel to the Indemnified Person if (i) so requested by the Indemnifying Person to participate, (ii) the named parties to any such Action (including any impleaded parties) include both the Indemnified Person and the Indemnifying Person and the Indemnified Person shall have been advised in writing by its outside counsel that there may be one or more legal defenses available to the Indemnified Person that are different from, or in addition to, those available to the Indemnifying Person or (iii) outside counsel to the Indemnified Person shall have advised the Indemnified Person in writing that a conflict or potential conflict exists between the Indemnified Person and the Indemnifying Person that would make joint representation inappropriate; provided, further, that the Indemnifying Person shall not be required to pay for more than one such counsel (plus local counsel, if and to the extent applicable) for all Indemnified Persons in connection with any Third-Party Claim.

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(ii)    The Indemnifying Person shall not, without the prior written consent of the Indemnified Person (which shall not be unreasonably withheld, conditioned or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third-Party Claim, unless such settlement, compromise, discharge or entry of any judgment does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Person, and the Indemnifying Person shall obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each Indemnified Person from any and all Liabilities in respect of such Third-Party Claim. If the Indemnifying Person does not assume the defense and control of any such Third-Party Claim, the Indemnified Person, subject to Section 8.4(d), may defend the same in such manner as it may deem appropriate.
(iii)    If the Indemnifying Person elects not to assume the defense and control of any Third-Party Claim or fails to notify the Indemnified Person of its election as herein provided, the Indemnified Person may defend against, negotiate, settle or otherwise deal with such Third-Party Claim in accordance with the other provisions of this Article VIII; provided, that the Indemnified Person shall keep the Indemnifying Person reasonably apprised of the status of such Third-Party Claim and use reasonable efforts to allow the Indemnifying Person to participate therein at its own expense; provided, further, that the Indemnified Person shall not settle, compromise or consent to the entry of any judgment with respect to any such Third-Party Claim, or admit to any liability with respect to such Third-Party Claim, without the prior written consent of the Indemnifying Person, such consent not to be unreasonably withheld, conditioned or delayed.
(r)    Settlement of Claims. The Indemnified Person shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Person or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Person. Notwithstanding anything to the contrary contained in this Article VIII, no Indemnifying Person shall have any liability under this Article VIII for any Losses arising out of or in connection with any Third-Party Claim that is settled or compromised by an Indemnified Person without the consent of such Indemnifying Person.
(s)    Response to Claims Not Involving Third-Party Claims. In the event any Indemnifying Person receives a notice of a claim for indemnity from an Indemnified Person pursuant to Section 8.4(a) that does not involve a Third-Party Claim, the Indemnifying Person shall notify the Indemnified Person within 30 Business Days following its receipt of such notice whether the Indemnifying Person disputes its liability to the Indemnified Person under this Article VIII.
(t)    Claim by Purchaser under Section 8.2(a)(iii)(B). Notwithstanding anything herein to the contrary, on the earlier of (i) the date on which Parent elects not to exercise its rights under Section 7.4(d) with respect to the control and conduct of all proceedings and negotiations in respect of any Tax Claim in respect of any Tax Receivables (“Specified Tax Receivables”), and (ii) the Tax Receivables Receipt Date for that tranche, Purchaser shall be entitled to make a claim under Section 8.2(a)(iii)(B) in respect of any portion of that tranche of the Tax Receivables that has not been

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received by or credited to Ally Credit Canada Limited (other than as applied to reduce any Specified Tax Liability) as of such date (or, in case of clause (i), in respect of the Specified Tax Receivables) and shall be entitled to recover from Parent under such claim within five Business Days of making such claim. If, after payment of the full amount of all claims by Parent to Purchaser under this Section 8.4(f), Ally Credit Canada Limited receives (i) all or any portion of the Tax Receivables from the relevant Government Authority or (ii) notice from a Government Authority that all or any portion of the Tax Receivables will be applied to reduce any Tax liability of Ally Credit Canada Limited other than any Specified Tax Liability, Purchaser shall, within five Business Days of the receipt or application (the “Receipt Date”), pay to Parent an amount equal to (A) the aggregate amount of Tax Receivables received by Ally Credit Canada Limited (including any interest received from the Government Authority applicable to any portion of such Tax Receivables that relates to the period after which Parent paid the amounts owing to Purchaser under this Section 8.4(f) in respect of such portion of the Tax Receivables) or applied to reduce Ally Credit Canada Limited’s Tax liability (other than any portion of the Tax Receivables applied to reduce any Specified Tax Liability) on or prior to such Receipt Date, minus (B) all amounts previously paid to Parent by Purchaser under this Section 8.4(f) in respect of the Tax Receivables plus all reasonable out-of-pocket costs incurred by Purchaser or its Affiliates in connection with the collection of such Tax Receivables (it being understood that if the difference between (A) and (B) is a negative number, no amount shall be payable to Parent).
Section 8.5    Payment. In the event a claim for indemnification under this Article VIII has been finally determined, the amount of such final determination shall be paid by the Indemnifying Person to the Indemnified Person within two Business Days of the request therefor in immediately available funds. Any Action by or before any Government Authority or arbitral body, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article VIII when the parties hereto have so determined by mutual agreement or, if disputed, when a final non-appealable Government Order has been entered into with respect to such Action.
Section 8.6    Treatment of Indemnification Payments. To the fullest extent permitted under applicable Law, for all purposes (including Tax purposes), the Parties shall treat any payment made under Section 8.2 or Section 8.3 as an adjustment to the Purchase Price.
Section 8.7    Provisions. No Indemnifying Person shall be liable under this Article VIII in respect of any Loss to the extent of the amount of the Loss accrued or reserved for in the Final Closing Statement.
Section 8.8    Exclusive Remedies. Each Party acknowledges and agrees that (a) prior to the Closing, other than in the case of actual fraud by Parent, the sole and exclusive remedy of Purchaser for any breach of any of the representations and warranties of Parent contained in Article III shall be, in the event that each of the conditions set forth in Article VI has not been satisfied or waived, refusal to close the purchase and sale of the Target Equity Interests hereunder; (b) following the Closing, (i) the indemnification provisions of this Article VIII shall be the sole and exclusive remedies of the Parties for any breach of the representations or warranties contained in this Agreement except in the case of fraud or willful breach and (ii) notwithstanding anything to the contrary contained herein, no breach of any representation, warranty, covenant or obligation

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contained herein shall give rise to any right on the part of either Party to rescind this Agreement or any of the transactions contemplated hereby; and (c) following the Closing, the indemnification provisions of this Article VIII shall be the sole and exclusive monetary remedies of the Parties for any breach or non-fulfillment of any covenant (other than those covenants set forth under Section 5.6 for the enforcement of which a Party may also seek specific performance).
Section 8.9    Damages. The Parties agree that with respect to each indemnification obligation set forth in this Article VIII, any Transaction Document or any other document executed or delivered in connection with the Closing, in no event shall an Indemnifying Person have any liability to an Indemnified Person for any consequential, indirect, incidental, exemplary, punitive or special damages, internal costs or lost profits, except for any such damages actually paid by the Indemnified Person to any third party in respect of any Third-Party Claim. The Parties agree that, notwithstanding the terms of this Section 8.9 but subject to the other terms of this Article VIII, this Section 8.9 shall not preclude Purchaser and its Affiliates from claiming Losses under this Article VIII in connection with damages actually paid by them to the third party (or any of its Affiliates) set forth in Section 8.9 of Purchaser’s Disclosure Letter relating to any sale of some or all of the assets of the Target Companies to such third party, provided (i) that the facts, events and circumstances giving rise to such damages give rise to a breach under this Agreement for which indemnification would be available to Purchaser and its Affiliates had they sustained the damages directly as a Loss (and such breach is demonstrable), and (ii) the amount of such damages indemnifiable hereunder shall be the lesser of (x) the damages actually paid by them to the third party as a result of the breach and (y) the amount that Purchaser and its Affiliates would have been entitled hereunder had the Purchaser and its Affiliates continued to own such assets sold to the third party .
Section 8.10    Net Tax Benefit. Any amount of any Loss for which reimbursement or indemnification is provided under this Article VIII shall be (i) decreased by any Tax benefit actually realized as a decrease in Taxes payable by the Indemnified Person (or any Affiliate thereof) as a result of the incurrence or payment of any such Loss (including as a result of the facts, matters, events or circumstances giving rise to such Losses), and (ii) increased by any Tax cost actually incurred as an increase in Taxes payable by the Indemnified Person (or any Affiliate thereof) as a result of the receipt or accrual of the indemnification payment.
Section 8.11    Contingent Liabilities. No Indemnifying Person shall be liable under this Article VIII in respect of any Loss which is contingent unless and until such contingent Loss becomes an actual liability and is due and payable. To avoid doubt, any Loss in respect of Taxes for which an assessment or reassessment has been issued by a Government Authority shall not be considered a contingent Loss.
Section 8.12    Right to Recover.
(a)    If any Indemnifying Person is liable to pay an amount in discharge of any claim under this Agreement and any Indemnified Person recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Indemnified Person (in whole or in part) in respect of the Loss which is the

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subject matter of the claim, Parent or Purchaser, as applicable, shall procure that, before steps are taken to enforce a claim against any Indemnifying Person under this Agreement, all reasonable steps are taken to enforce recovery against the third party and any actual recovery (less any reasonable costs and expenses incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery. Notwithstanding the foregoing, neither Party shall be required to act or forbear to act under this Section 8.12 if such act or forbearance, as applicable, could prejudice such Person’s ability to prosecute a claim against an Indemnifying Person or any right hereunder in the reasonable judgment of Parent or Purchaser, as applicable.
(b)    If any Indemnifying Person has paid an amount in discharge of any claim under this Agreement and any Indemnified Person recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates any Indemnified Person (in whole or in part) in respect of the Loss which is the subject matter of the claim, Parent or Purchaser, as applicable, shall procure that all steps are taken as may reasonably be required to enforce such recovery and shall, or shall procure that the relevant Indemnified Person shall, pay to Parent or Purchaser, as applicable, as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party less any reasonable costs and expenses incurred in obtaining such recovery or (ii) if less, the amount previously paid by the relevant Indemnifying Person to the relevant Indemnified Person.Double Claims
Section 8.13    Mitigation of Losses. Any Indemnified Person that becomes aware of Losses for which it seeks, or may seek, indemnification under this Article VIII shall use commercially reasonable efforts to mitigate such Losses, which in the absence of mitigation might give rise to or increase such Loss in respect of any claim under this Article VIII, including, to avoid doubt, re-filing any Tax Return for any period that is not closed by virtue of any statute of limitations to make claims for any amounts available in such period that arise from the Losses being mitigated (including as a result of the facts, matters, events or circumstances giving rise to such Losses) including claims for increased available capital cost allowance but only to the extent such amounts arose in a Pre-Closing Period and were not taken into account in calculating the Final Net Asset Value. In the event an Indemnified Person fails to so mitigate such an indemnifiable Loss, the Indemnifying Person shall have no liability for any portion of such Loss that is attributable to the Indemnified Person’s failure to use such commercially reasonable efforts.
ARTICLE IX
TERMINATION
Section 9.1    Termination. This Agreement may be terminated prior to the Closing:
(f)    Consent. By the mutual written consent of Parent and Purchaser;
(g)    Delay. By either Parent or Purchaser if no Closing has occurred on or before the Outside Date as it may be extended; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to take any action required to fulfill any of such Party’s obligations under this Agreement has caused or resulted in the failure of the Closing to occur prior to the Outside Date;

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(h)    Breach. By either Parent or Purchaser, upon written notice to the other, in the event of a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser (in the case of Parent) or Parent (in case of Purchaser), which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing Date, the failure of any condition to the terminating Party’s obligations set forth in Article VI to be satisfied, and which cannot be or has not been cured within 45 days after the giving of written notice to the breaching Party of such breach (or by the Outside Date, if earlier); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party if the would-be terminating Party is then in material breach of its representations, warranties, agreements and covenants hereunder; and
(i)    Denial of Regulatory Approval. By Parent or Purchaser on or after the 60th day following the issuance of a written denial of any Required Governmental Approval by action of the relevant Government Authority and all avenues of appeal, if any, have been exhausted; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any Party if such Party is in material breach of its representations, warranties, agreements and covenants hereunder at the time it seeks to terminate this Agreement under this Section 9.1(d).
Section 9.2    Notice of Termination. If Parent or Purchaser desires to terminate this Agreement pursuant to Section 9.1, it shall give written notice of such termination to (in the case of termination by Parent) Purchaser and to (in the case of termination by Purchaser) Parent.
Section 9.3    Effect of Termination. Upon a termination of this Agreement in accordance with Section 9.1, each Party’s further rights and obligations hereunder, other than the Surviving Provisions, shall terminate, but termination shall not affect any rights or obligations of a party which may have accrued prior to such termination and shall not relieve any Party from liability for any willful and material breach prior to such termination.
Section 9.4    Additional Rights and Remedies. The Parties acknowledge and agree that nothing in this Article IX shall prejudice or limit any rights or remedies which may otherwise be available to Parent or Purchaser under this Agreement or pursuant to applicable Law, including the right to claim damages or seek specific performance.
ARTICLE X
MISCELLANEOUS
Section 10.1    Notices.
(cc)    Any notice, request, claim, demand or other communication in connection with this Agreement (each, a “Notice”) shall be:
(i)    in writing in English; and
(ii)    delivered by hand, fax, registered mail or by courier using an internationally recognized courier company, or transmitted by email.

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(dd)    A Notice to any Party shall be sent to such party at the following address, or such other Person or address as such Party may designate by delivery of notice in writing to the other Party.
(i)    If to Parent or any Seller, to:

Ally Financial Inc.
200 Renaissance Center
Mail Code 482-B09-B11
Detroit, MI 48265-2000
Attention: William B. Solomon, General Counsel
Facsimile: (313) 656-6124
Email: William.b.Solomon@ally.com

and

Sullivan & Cromwell LLP
135 Broad Street
New York, New York 10004
Attention: Jay Clayton C. Andrew Gerlach
Facsimile: (212) 558-3588
Email: ClaytonWJ@sullcrom.com, gerlacha@sullcrom.com

and

Torys LLP
79 Wellington Street West, Suite 3000
B70, TD Centre
Toronto, Ontario M5K 1N2
Attention: Jim S. Hong
Facsimile: (416) 865-7380
Email: jhong@Torys.com
(ii)    If to Purchaser, to:

Royal Bank of Canada
200 Bay St. 8th Floor, South
Toronto, Ontario M5J 2J5
Attention: General Counsel
Facsimile: (416) 974-9241

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With a copy to (which shall not constitute a Notice):

Osler, Hoskin & Harcourt LLP
Box 50, 1 First Canadian Place
Toronto, Ontario M5X 1B8
Attention: Douglas Marshall
Facsimile: (416) 862-6666
Email: dmarshall@osler.com

(ee)    A Notice shall be effective upon receipt and shall be deemed to have been received:
(i)    at the time of delivery, if delivered by hand, registered post or courier; or
(ii)    upon confirmation by telephone or electronic correspondence of receipt thereof, if sent by fax or email, excluding, however, any answer or confirmation automatically generated by electronic means (such as out-of-office replies).
Section 10.2    Assignment. Except as otherwise expressly provided in this Agreement, no Party may without the prior written consent of the other Party, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement; provided that (a) Parent may, following notice in writing to Purchaser no later than three Business Days prior to the effective date of the assignment, assign any or all of its rights, benefits and obligations under this Agreement to one or more of its direct or indirect, wholly-owned Subsidiaries (other than any Target Company) or Affiliates; provided, further, that any such assignment shall not (i) result in any delay in the consummation of the transactions contemplated hereby or (ii) relieve Parent of its obligations hereunder; and (b) Purchaser may, following notice in writing to Parent no later than three Business Days prior to the effective date of the assignment, assign, pledge or otherwise transfer any or all of its rights, benefits and obligations under this Agreement to one or more of its direct or indirect, wholly-owned Subsidiaries or Affiliates that are resident in Canada for purposes of the Tax Act; provided that any such assignment shall not (i) result in any delay in the consummation of the transactions contemplated hereby or (ii) relieve Purchaser of its obligations hereunder. Any attempted assignment in violation of this Section 10.2 shall be null and void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by, the Parties and their successors and permitted assigns.
Section 10.3    No Third-Party Beneficiaries. Except as provided in Article VIII or otherwise expressly provided herein, this Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such assigns, any legal or equitable rights hereunder.
Section 10.4    Whole Agreement; Conflict with Other Transaction Documents.
(j)    This Agreement, the other Transaction Documents and the Confidentiality Agreement contain the whole agreement between the Parties relating to the subject matter of this

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Agreement to the exclusion of any terms implied by Law which may be excluded by contract and supersede any previous written or oral agreement between the Parties in relation to the matters dealt with herein and therein.
(k)    Purchaser acknowledges that it has not been induced to enter into this Agreement by any representation, warranty assurance, commitment, statement or undertaking not expressly incorporated into it and agrees that it will not contend to the contrary.
(l)    So far as is permitted by Law, Purchaser agrees and acknowledges that its only right and remedy in relation to any provision of this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute), including any right to rescind this Agreement.
(m)    If there is any inconsistency between the terms of this Agreement and any other Transaction Document, this Agreement shall prevail (as between the Parties and as between any of Parent’s Affiliates and any of Purchaser’s Affiliates) to the extent of the inconsistency, unless otherwise expressly agreed.
Section 10.5    Costs. Except as otherwise provided herein, each Party shall bear all costs incurred by it in connection with the preparation, negotiation and execution of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. Purchaser shall bear the costs incurred for local notaries for the preparation of the deeds and other documents necessary to effect the Closing.
Section 10.6    Governing Law; Consent to Jurisdiction; Specific Performance.
(j)    THIS AGREEMENT AND ANY NON-CONTRACTUAL OBLIGATIONS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW OR CHOICE OF LAW THAT WOULD HAVE THE EFFECT OF GIVING EFFECT TO THE LAWS OF ANOTHER JURISDICTION).
(k)    Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York and in the courts hearing appeals therefrom unless no basis for federal jurisdiction exists, in which event each Party irrevocably consents to the exclusive jurisdiction and venue of the Supreme Court of the State of New York, New York County, and the courts hearing appeals therefrom, for any Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 10.6, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment,

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execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the Action in any such court is brought in an inconvenient forum, that the venue of such Action is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(l)    Purchaser hereby irrevocably designates Chief Counsel, US Regulatory and Corp., located at Royal Bank of Canada, 3 World Financial Centre, 200 Vesey St – 14th Floor, New York, NY 10281-8098, United States (in such capacity, the “Process Agent”) its designee, appointee and agent to receive, for and on its behalf, service of process in such jurisdiction in any Action arising out of or relating to this Agreement and such service shall be deemed complete upon delivery thereof to the Process Agent; provided that in the case of any such service upon the Process Agent, the Party effecting such service shall also deliver a copy thereof to Purchaser in the manner provided in Section 10.1. Each Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 10.1, such service of process to be effective upon acknowledgment of receipt of such registered mail.
(m)    Each Party expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of New York and of the United States of America; provided that consent by Purchaser to jurisdiction and service contained in this Section 10.6 is solely for the purpose referred to in this Section 10.6 and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose.
(n)    Each Party acknowledges that, other than as provided in Section 8.8, it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that, in view of the uniqueness of the subject matter of this Agreement, the remedy at law for any breach, or threatened breach, of any of such provisions would be inadequate and, accordingly, agrees that, other than as provided in Section 8.8, the other Party, in addition to any other rights or remedies which it may have, shall be entitled to specific performance of this Agreement and any of the terms of this Agreement (including the respective obligations of Purchaser and Parent under Section 5.1, Section 5.6 and Section 5.14) and such other equitable and injunctive relief available to the Parties from any arbitral tribunal of competent jurisdiction to compel specific performance of, or restrain any Party from violating, any of such provisions. In connection with any action or proceeding for equitable and injunctive relief permitted hereunder, other than as provided in Section 8.8, each Party hereby waives any claim or defense that a remedy at law alone is adequate and, to the maximum extent permitted by Law, agrees to have each provision of this Agreement (including the respective obligations of Purchaser and Parent under Section 5.1, Section 5.6 and Section 5.14) specifically enforced against it, without the necessity of posting bond or other

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security against it, and consents to the entry of equitable and injunctive relief against it enjoining or restraining any breach or threatened breach of any provision of this Agreement.
Section 10.7    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to constitute an original and all of which shall together constitute one and the same instrument. This Agreement shall become binding when any number of counterparts, individually or taken together, shall bear the signatures of both Parties. This Agreement may be executed and delivered by facsimile or any other electronic means, including “.pdf” or “.tiff” files, and any facsimile or electronic signature shall constitute an original for all purposes.
Section 10.8    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 10.9    Amendments; Waiver. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by and on behalf of Parent and Purchaser. Any provision of this Agreement may be waived if such waiver is in writing and signed by and on behalf of the Party against whom such waiver is to be enforced. No waiver of any breach of this Agreement will be implied from any forbearance or failure of a Party to take action thereon.
Section 10.10    Payments. Except to the extent otherwise expressly provided in this Agreement, all payments to be made under this Agreement shall be made in full, without any set‑off or deduction for or on account of any counterclaim. Any payment to be made under this Agreement shall be effected by crediting for same day value the account specified by the Party entitled to the payment on or before the due date for payment.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
ALLY FINANCIAL INC.

By:	/s/ Michael A. Carpenter

Name:	Michael A. Carpenter

Title:	Chief Executive Officer
ROYAL BANK OF CANADA

By:	/s/ Shauneen Bruder

Name:	Shauneen Bruder

Title:	EVP, Operations

By:	/s/ Michael Dobbins

Name:	Michael Dobbins

Title:	EVP, Personal Financing Products Canada and US Banking

[Signature Page - Purchase and Sale Agreement]

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